Execution Copy




THIS  NOTE  PURCHASE AGREEMENT IS SUBJECT TO  THE  SUBORDINATION
AGREEMENT  DATED AS OF JULY 31, 2012 AMONG THE COMPANY,  CERTAIN
AFFILIATES  OF  THE COMPANY, THE PURCHASER AND  SOVEREIGN  BANK,
N.A.












                 DYNASIL CORPORATION OF AMERICA

                     Note Purchase Agreement

                    Dated as of July 31, 2012

                 DYNASIL CORPORATION OF AMERICA

                     Note Purchase Agreement

                    Dated as of July 31, 2012

                              INDEX

                                                             Page

ARTICLE I                                                       1
 PURCHASE, SALE AND TERMS OF NOTES                              1
   1.01.  The Notes                                             1
   1.02.  Purchase and Sale of Notes                            1
     (a)  The Closing                                           1
     (b)  Use of Proceeds                                       1
   1.03.  Payments and Endorsements                             2
   1.04.  Redemptions                                           2
     (a)  Required Redemptions                                  2
     (b)  Optional Redemptions With Premium                     2
     (c)  Notice of Redemptions; Pro rata Redemptions           2
   1.05.  Payment on Non-Business Days                          3
   1.06.  Registration, etc                                     3
   1.07.  Transfer and Exchange of Notes                        3
   1.08.  Replacement of Notes                                  3
   1.09.  Subordination                                         4
     (a)  Payment of Senior Debt                                4
     (b)  No Payment on Notes Under Certain Conditions          5
     (c)  Payments Held in Trust                                5
     (d)  Subrogation                                           5
     (e)  Scope of Section                                      5
     (f)  Survival of Rights                                    6
     (g)  Amendment or Waiver                                   6
     (h)  Senior Debt Defined                                   6
     (i)  Subordination Agreement                               6
   1.10.  Representations by the Purchaser                      6
   1.11.  Disclosure of Information by the Purchaser            7

ARTICLE II                                                      8
 CONDITIONS TO PURCHASER'S OBLIGATION                           8
   2.01.  Representations and Warranties                        8
   2.02.  Documentation at Closing                              8
   2.03.  Other Transactions at Closing                         9

ARTICLE III                                                     9
 REPRESENTATIONS AND WARRANTIES                                 9
   3.01.  Organization and Standing                            10
   3.02.  Corporate Action                                     10
   3.03.  Governmental Approvals                               10
   3.04.  Litigation                                           10
   3.05.  Compliance with Other Instruments                    11
   3.06.  Federal Reserve Regulations                          11
   3.07.  Title to Assets, Patents                             11
   3.08.  Financial Information                                12
   3.09.  Taxes                                                12
   3.10.  ERISA                                                12
   3.11.  Transactions with Affiliates                         13
   3.12.  Assumptions or Guaranties of Indebtedness of Other
   Persons                                                     13
   3.13.  Investments in Other Persons                         13
   3.14.  Equal Employment Opportunity                         13
   3.15.  Status of Notes as Qualified Investments             14
   3.16.  Securities Act                                       14
   3.17.  Disclosure                                           14
   3.18.  No Brokers or Finders                                14
   3.19.  Other Agreements of Officers                         15
   3.20.  Capitalization; Status of Capital Stock              15
   3.21.  Labor Relations                                      15
   3.22.  Insurance                                            15
   3.23.  Books and Records                                    15
   3.24.  Foreign Corrupt Practices Act                        16
   3.25.  Solvency, Etc                                        16

ARTICLE IV                                                     16
 COVENANTS OF THE COMPANY                                      16
   4.01.  Affirmative Covenants of the Company                 16
     (a)  Punctual Payment                                     16
     (b)  Payment of Taxes and Trade Debt                      16
     (c)  Maintenance of Insurance                             17
     (d)  Preservation of Corporate Existence                  17
     (e)  Compliance with Laws                                 17
     (f)  Visitation Rights                                    17
     (g)  Keeping of Records and Books of Account              17
     (h)  Maintenance of Properties, etc                       17
     (i)  Compliance with ERISA                                18
     (j)  Maintenance of Consolidated Maximum Leverage Ratio   18
     (k)  Maintenance of Consolidated Fixed
           Charge Coverage Ratio                               18
     (l)  Foreign Corrupt Practices Act                        19
     (m)  Equal Employment Opportunity                         19
     (n)  Status of Notes as Qualified Investments             19

     (o)  Compensation                                         19
     (p)  Compliance with Security Documents                   19
     (q)  Additional Subsidiaries                              19
   4.02.  Negative Covenants of the Company                    20
     (a)  Liens                                                20
     (b)  Indebtedness                                         21
     (c)  Lease Obligations                                    21
     (d)  Assumptions or Guaranties of Indebtedness of Other
           Persons                                             21
     (e)  Mergers, Sale of Assets, etc                         22
     (f)  Investments in Other Persons                         22
     (g)  Distributions                                        22
     (h)  Dealings with Affiliates                             23
     (i)  Maintenance of Ownership of Subsidiaries             23
     (j)  Change in Nature of Business                         23
   4.03.  Reporting Requirements                               23

ARTICLE V                                                      25
 EVENTS OF DEFAULT                                             25
   5.01.  Events of Default                                    25
   5.02.  Annulment of Defaults                                26

ARTICLE VI                                                     27
 DEFINITIONS AND ACCOUNTING TERMS                              27
   6.01.  Certain Defined Terms                                27
   6.02.  Accounting Terms                                     31

ARTICLE VII                                                    31
 MISCELLANEOUS                                                 31
   7.01.  No Waiver; Cumulative Remedies                       31
   7.02.  Amendments, Waivers and Consents                     32
   7.03.  Addresses for Notices, etc                           32
   7.04.  Costs, Expenses and Taxes                            33
   7.05.  Binding Effect; Assignment                           33
   7.06.  Survival of Representations and Warranties           33
   7.07.  Prior Agreements                                     33
   7.08.  Severability                                         33
   7.09.  Governing Law; Construction; Forum Selection         33
   7.10.  Headings                                             34
   7.11.  Sealed Instrument                                    34
   7.12.  Counterparts                                         34
   7.13.  Further Assurances                                   34

EXHIBITS

     1.01 Form of Notes
     2.02(a)   Form of Company Security Agreement
     2.02(b)   Form of Unconditional Guaranty
     2.02(c)   Form of Guarantor Security Agreement
     2.02(e)   Matters to be Covered by Opinion Letter
     3.01   Schedule of Subsidiaries
     3.05   Schedule of Indebtedness
     3.07   Schedule of Mortgages, Pledges, etc.
     3.10   Schedule of ERISA Plans
     3.11   Schedule of Transactions with Affiliates
     3.15   Certificate re "Qualified Investments"

                 DYNASIL CORPORATION OF AMERICA
                         44 Hunt Street
                 Watertown, Massachusetts 02472



                                              As of July 31, 2012




Massachusetts Capital Resource Company
420 Boylston Street
Boston, Massachusetts  02472

Re:  Notes due 2017

Gentlemen:

     Dynasil Corporation of America, a Delaware corporation (the
"Company"), hereby agrees with Massachusetts Capital Resource
Company (the "Purchaser") as follows:

                            ARTICLE I

                PURCHASE, SALE AND TERMS OF NOTES

     1.01. The Notes. The Company has authorized the issuance and sale to the Purchaser of the Company's Notes, due 2017, in the original principal amount of $3,000,000. The Notes shall be substantially in the form set forth in Exhibit 1.01 hereto and are herein referred to individually as a "Note" and collectively as the "Notes", which terms shall also include any notes delivered in exchange or replacement therefor.

     1.02.  Purchase and Sale of Notes .

          (a) The Closing. The Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase, the Notes for an aggregate purchase price of $3,000,000. Such purchase and sale shall take place at a closing (the "Closing") to be held at the Law Office of George W. Thibeault, 60 State Street, Suite 700, Boston, Massachusetts, on July 31, 2012 at 11:00 A.M., or on such other date and at such time as may be mutually agreed upon. At the Closing the Company will initially issue one Note, payable to the order of the Purchaser, in the principal amount of $3,000,000, against delivery to the Company of the full purchase price for the Note by receipt of a wire transfer in the amount of $3,000,000.

          (b) Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Notes solely to repay those certain promissory notes, each dated as of June 7, 2012, issued by the Company in favor of the Gerald Entine 1998 Family Trust, the Victoria Beth Entine Trust and the Oliver Andrew Entine Trust, in the original aggregate principal amount of $1,857,546 (collectively, the "Entine Indebtedness"), and for working capital and agrees that full proceeds from the sale of the Notes will be utilized for purposes which increase or maintain equal opportunity employment in the Commonwealth of Massachusetts.

     1.03. Payments and Endorsements. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed or delivered to the Purchaser at its address referred to in Section 7.03 hereof or, if requested by the Purchaser, by wire transfer to an account designated by the Purchaser, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

     1.04.  Redemptions.

          (a) Required Redemptions. Beginning on and with September 30, 2015, and on the last day of each calendar month thereafter through and including July 31, 2017, the Company will redeem, without premium, $130,434.00 in principal amount of the Notes, or such lesser amount as may be then outstanding, together with all accrued and unpaid interest then due on the amount so redeemed. On the stated or accelerated maturity of the Notes, the Company will pay the principal amount of the Notes then outstanding together with all accrued and unpaid interest then due thereon. No optional redemption of less than all of the Notes shall affect the obligation of the Company to make the redemptions required by this subsection.

          (b) Optional Redemptions With Premium. The Company may at any time redeem the Notes in whole or in part (in integral multiples of $50,000) together with interest due on the amount so redeemed through the date of redemption, and a premium equal to the percentage of the principal amount of the Notes redeemed under this subsection applicable to the period in which such redemption is made, as follows:


Period Ending                          Premium
July 31, 2013                          8.0%
July 31, 2014                          6.0%
July 31, 2015                          4.0%
thereafter                             0%

     The foregoing provisions of this subsection 1.04(b) to the contrary notwithstanding, if the Company raises, on and after the date of this Agreement and on and prior to January 31, 2013, new equity of not less than $1,000,000, then, in such event, the Company may, on or before January 31, 2013, redeem up to $1,000,000 in principal amount of the Notes, together with interest due on the amount so redeemed, but without premium.

     (c) Notice of Redemptions; Pro rata Redemptions. Notice of any optional redemptions pursuant to subsection 1.04(b) shall be given to all registered holders of the Notes at least ten (10) business days prior to the date of such redemption. Each redemption of Notes pursuant to subsections 1.04(a) or (b) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total principal amount of Notes being redeemed as the principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

     1.05. Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Massachusetts, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

     1.06. Registration, etc. The Company shall maintain at its principal office a register of the Notes and shall record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes. No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Company and shall be dated the date to which interest has been paid on such Notes or Note. The registered holder of a Note shall be that Person in whose name the Note has been so registered by the Company. A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Company and the transferor of such registered holder or any previous registered holder of such Note.

     1.07. Transfer and Exchange of Notes. The registered holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange. Within a reasonable time after notice to the Company from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder, the Company shall issue in exchange therefor another Note or Note, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

     1.08. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which Massachusetts Capital Resource Company, its nominee, or any of its partners is the registered holder is lost, stolen or destroyed, the affidavit of the President, Treasurer or any Assistant Treasurer of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder's written agreement to indemnify the Company.

     1.09. Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Purchaser and each successor holder of the Notes by its acceptance thereof, likewise covenants and agrees, that notwithstanding any other provision of this Agreement or the Notes, the payment of the principal of and interest on each and all of the Notes shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Debt (as hereinafter defined) at any time outstanding. The provisions of this Section 1.09 shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Company or against the holder of any Note without the necessity of joining the Company as a party.

          (a) Payment of Senior Debt. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshalling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, then and in any such event all Senior Debt shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the Notes; and any such payment or distribution, except securities which are subordinated and junior in right of payment to the payment of all Senior Debt then outstanding in terms of substantially the same tenor as this Section 1.09, which would, but for the provisions hereof, be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Debt (or their duly authorized representatives), in the proportions in which they hold the same, until all Senior Debt shall have been paid in full, and every holder of the Notes by becoming a holder thereof shall have designated and appointed the holder or holders of Senior Debt (and their duly authorized representatives) as his or its agents and attorney-in-fact to demand, sue for, collect and receive such Senior Debt holder's ratable share of all such payments and distributions and to file any necessary proof of claim therefor and to take all such other action in the name of the holders of the Notes or otherwise, as such Senior Debt holders (or their authorized representatives) may determine to be necessary or appropriate for the enforcement of this Section 1.09. The Purchaser and each successor holder of the Notes by its or his acceptance thereof agrees to execute, at the request of the Company, a separate agreement with any holder of Senior Debt on the terms set forth in this Section 1.09, and to take all such other action as such holder or such holder's representative may request in order to enable such holder to enforce all claims upon or in respect of such holder's ratable share of the Notes.

          (b) No Payment on Notes Under Certain Conditions. In the event that any default occurs in the payment of the principal of or interest on any Senior Debt (whether as a result of the acceleration thereof by the holders of such Senior Debt or otherwise) and during the continuance of such default for a period up to one hundred twenty (120) days and thereafter if judicial proceedings shall have been instituted with respect to such defaulted payment, or (if a shorter period) until such payment has been made or such default has been cured or waived in writing by such holder of Senior Debt then and during the continuance of such event no payment of principal or interest on the Notes shall be made by the Company or accepted by any holder of the Notes who has received notice from the Company or from a holder of Senior Debt of such events.

          (c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to any holder of the Notes before all Senior Debt shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Debt (or their duly authorized representatives), until all Senior Debt shall have been paid in full.

          (d) Subrogation. Subject to the payment in full of all Senior Debt and until the Notes shall be paid in full, the holders of the Notes shall be subrogated to the rights of the holders of Senior Debt (to the extent of payments or distributions previously made to such holders of Senior Debt pursuant to the provisions of subsections (a) and (c) of this
Section 1.09) to receive payments or distributions of assets of the Company applicable to the Senior Debt. No such payments or distributions applicable to the Senior Debt shall, as between the Company and its creditors, other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment by the Company to or on account of the Notes; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which the holders of the Notes would be entitled except for the provisions of this Section 1.09 shall, as between the Company and its creditors, other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment by the Company to or on account of the Senior Debt.

          (e)  Scope of Section.  The provisions of this
Section 1.09 are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Debt, on the other hand. Nothing contained in this Section 1.09 or elsewhere in this Agreement or the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Debt, and the holders of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holders of the Notes and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the holder of any Note from accepting any payment with respect to such Note or exercising all remedies otherwise permitted by applicable law upon default under such Note, subject to the rights, if any, under this Section 1.09 of the holders of Senior Debt in respect of cash, property or securities of the Company received by the holders of the Notes.

          (f) Survival of Rights. The right of any present or future holder of Senior Debt to enforce subordination of the Notes pursuant to the provisions of this Section 1.09 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Company or any such holder of Senior Debt, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Debt or by noncompliance by the Company with the terms of such subordination regardless of any knowledge thereof such holder may have or otherwise be charged with.

          (g)  Amendment or Waiver.  The provisions of this
Section 1.09 may not be amended or waived in any manner which is detrimental to any Senior Debt without the consent of the holders of all then existing Senior Debt.

          (h) Senior Debt Defined. The term "Senior Debt" shall mean (i) all Indebtedness of the Company for money borrowed from banks or other institutional lenders, including without limitation Sovereign Bank, N.A., including any extension or renewals thereof, whether outstanding on the date hereof or thereafter created or incurred, which is not by its terms subordinate and junior to or on a parity with the Notes and which is permitted hereby at the time it is created or incurred, and
(ii) all guaranties by the Company which are not by their terms subordinate and junior to or on a parity with the Notes and which are permitted hereby at the time they are made, of Indebtedness of any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i) of this sentence had it been Indebtedness of the Company. In making any loans which are (or the guaranties of which are) intended to be Senior Debt, the lenders or purchasers shall be entitled to rely as to the fact that such Indebtedness or guaranty is permitted hereby upon a certificate by the Company's chief financial officer purporting to show such Indebtedness or guaranty will not result in the Company's failure to comply with the provisions of
Article IV hereof as of the date of the loan or guarantee.

          (i) Subordination Agreement. For as long as there shall be any outstanding Liabilities (as such term is defined in that certain Loan and Security Agreement, dated as of July 7, 2010, between Sovereign Bank, N.A. and the Company, as amended, modified or restated from time to time) or any obligation of any nature on the part of Sovereign Bank, N.A., or its successors or assigns, to extend credit, or make loans or advances to the Company or any Subsidiary, the terms and conditions of the Subordination Agreement (as hereinafter defined) shall supercede and replace all of the terms and conditions of this Section 1.09, except for clause (h) above and this clause (i).

     1.10. Representations by the Purchaser. The Purchaser represents and warrants that:

          (a) Accredited Investor. Purchaser is an "accredited investor," as defined in SEC Rule 501(a).

          (b) Notes not Registered. Purchaser acknowledges that the sale of the Notes has not been registered under the U.S. Securities Act of 1933 (the "Securities Act") or any state securities law in reliance on Purchaser's representations herein, and that no government agency has approved of the offering of the Notes.

          (c) Acquisition for Own Account. Purchaser is acquiring the Notes solely for its own account for investment and not with a view to or any present intention of selling, offering to sell, or otherwise disposing of or distributing the Notes or any portion thereof.

          (d)  Availability of Information.  Purchaser
understands that the Notes are being sold without any particular prospectus or offering document, and that no government agency has approved of the adequacy or accuracy of the information provided to Purchaser. Purchaser has discussed the Company and its plans, technology, operations, financial condition, and prospects with its officers and/or directors. Purchaser has received satisfactory responses to all its inquiries and all such information as Purchaser deems necessary and appropriate to enable it to evaluate the risks inherent in making an investment in the Notes.

          (e) Investment Involves Substantial Risk and Illiquidity. Purchaser acknowledges that (i) the Company's technology and business prospects are unproven, (ii) the acquisition of the Notes is a highly speculative investment involving substantial risk, (iii) there is not and may never be any market for the Notes, and (iv) it may be required to hold the Notes until maturity. Purchaser does not anticipate needing liquidity for the Notes, and it is able, without impairing its financial condition, to suffer a complete loss of its investment in the Notes.

          (f) Restrictions on Transfer. Purchaser understands that it may not sell, pledge or otherwise transfer any Notes unless the Company registers such Notes under the Securities Act and applicable state laws or unless an exemption from such registration requirements is available. Purchaser understands that the Company is under no obligation to register any transfer of the Notes by it unless such Notes are registered under the Securities Act and applicable state laws or unless an exemption from such registration requirements is available and that exemptions from registration may not be available or may not permit it to transfer or resell all or any Notes in the amounts or at the times proposed by Purchaser.

     1.11. Disclosure of Information by the Purchaser. The Company understands that the Purchaser is a special purpose limited partnership organized under Chapter 109 of the General Laws of the Commonwealth of Massachusetts and Chapter 816 of the Acts and Resolves of 1977 of the Commonwealth of Massachusetts (the "Capital Resource Company Act"), and as such, in accordance with such provisions, the Purchaser, in order to obtain certain benefits for itself and its partners, is required to file certain reports and otherwise disclose information relating to the business, financial affairs, and future prospects of the Company and its affiliates (as defined in the aforesaid legislation) with the Clerk of the Senate and the Clerk of the House of Representatives of the General Court of the Commonwealth of Massachusetts, the Secretary of Manpower Affairs, the Commissioner of Insurance and the Department of Revenue of the Commonwealth of Massachusetts, and that such reports and other information may constitute "public records" within the purview of
Section 7 of Chapter 4 of the General Laws of the Commonwealth of Massachusetts. In addition, information relating to the business, financial affairs and future prospects of the Company and its affiliates must be disclosed to others in order to obtain independent confirmation that financing on substantially similar terms to financing provided pursuant to this Agreement was not elsewhere available to the Company. The Company hereby authorizes the Purchaser to disclose all such information relating to the business, financial affairs and future prospects of the Company and its affiliates as has been or may in the future be presented to the Purchaser to all such persons as the Purchaser in good faith deems necessary or appropriate in order to fulfill its obligations under the Capital Resource Company Act. The Purchaser understands and has been advised that the provisions of SEC Regulation FD requires the public announcement of previously non-public material information if that information is disclosed to anyone who has not agreed to maintain the confidentiality of that information, and Purchaser agrees to take no action that would require the Company to make a public announcement pursuant to the requirements of Regulation FD, except as required by law, in which case Purchaser shall use reasonable efforts to give the Company written notice of the proposed action a reasonable time in advance of such proposed action; provided, however, that the Purchaser shall have no liability for failure to give such notice.

                           ARTICLE II

              CONDITIONS TO PURCHASER'S OBLIGATION

     The obligation of the Purchaser to purchase and pay for the Notes at the Closing is subject to the following conditions:

     2.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in
Article III hereof shall be true in all material respects on the date of the Closing.

     2.02. Documentation at Closing. The Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchaser and its counsel:

          (a)  A Security Agreement, in the form attached as
Exhibit 2.02(a), (the "Company Security Agreement"), and all related financing statements and other similar instruments and documents, shall have been executed and delivered to the Purchaser by a duly authorized officer of the Company.

          (b)  A Unconditional Guaranty, in the form attached as
Exhibit 2.02(b), (individually, a "Guaranty", and collectively, the "Guaranties") shall have been executed and delivered to the Purchaser by a duly authorized officer of each Subsidiary as indicated and set forth on Exhibit 3.01.

          (c) A Guarantor Security Agreement, in the form attached as Exhibit 2.02(c), (individually, "Guarantor Security Agreement", and collectively, the "Guarantor Security Agreements", and, together with the Company Security Agreement, the Guaranties, the "Security Documents"), and all related financing statements and other similar instruments and documents, shall have been executed and delivered to the Purchaser by a duly authorized officer of each Subsidiary as indicated and set forth on Exhibit 3.01.

          (d) A certified copy of all charter documents of the Company and each Subsidiary; a certified copy of the resolutions of the Board of Directors and, to the extent required, the stockholders of the Company and each Subsidiary evidencing approval of this Agreement, the Notes, the Security Documents and other matters contemplated hereby; a certified copy of the By-laws of the Company and each Subsidiary; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Notes and the Security Documents.

          (e)  A favorable opinion of Edwards Wildman Palmer,
LLP, counsel for the Company and its Subsidiaries, as to matters set forth in Exhibit 2.02(e).

          (f) A certificate of the Secretary or an Assistant Secretary from the Company and each Subsidiary which shall certify the names of the officers of the Company and such Subsidiary authorized to sign this Agreement, the Notes, the Security Documents and the other documents or certificates to be delivered pursuant to this Agreement or the Security Documents by the Company and each Subsidiary, or any of its officers, together with the true signatures of such officers. The Purchaser may conclusively rely on such certificates until it shall receive a further certificate of the Secretary or an Assistant Secretary of the Company or such Subsidiary canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (g) A certificate from a duly authorized officer of the Company stating that (i) the representations and warranties of the Company contained in Article III hereof and otherwise made by the Company and any Subsidiary in writing in connection with the transactions contemplated hereby are true and correct, (ii) each of the transactions contemplated in Section 2.03 has been fully consummated, and (iii) that no condition or event has occurred or is continuing or will result from execution and delivery of this Agreement, the Notes or the Security Documents which constitute an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          (h) A certificate, in the form attached as Exhibit 3.15 hereto, shall have been executed and delivered by a duly authorized officer of the Company.

          (i) Payment for the costs, expenses, taxes and filing fees identified in Section 7.04 as to which the Purchaser gives the Company notice prior to the Closing.

     2.03. Other Transactions at Closing. Prior to or simultaneously with the Closing:

          (a) The Company, each Subsidiary that is a party to a Guaranty and/or Guarantor Security Agreement, Sovereign Bank,
N.A. and the Purchaser shall have entered into a mutually acceptable Subordination Agreement (the "Subordination
Agreement").

          (b) The Company shall have paid in full the Entine
Indebtedness.

                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants as follows:

     3.01. Organization and Standing . The Company and each Subsidiary is a duly organized and validly existing corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company and each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as the case may be, authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Attached hereto as Exhibit 3.01 is a schedule which correctly identifies all Subsidiaries of the Company as of the date hereof and shows with respect to each Subsidiary its jurisdiction of organization. All of the outstanding capital stock or membership interest of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, and is owned beneficially and of record by the Company or by another Subsidiary as indicated in Exhibit 3.01, free and clear of any lien, right, encumbrance or restriction of any nature, including, without limitation, any lien, right, encumbrance or restriction on transfer, except as is otherwise set forth in Exhibit 3.01.

     3.02. Corporate Action. The Company and each Subsidiary has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Notes, the Security Documents and any other agreements and instruments executed by it in connection herewith and therewith the valid and enforceable obligations they purport to be. The issuance of the Notes is not subject to preemptive or other similar statutory or contractual rights and will not conflict with any provisions of any agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound.

     3.03. Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company or any Subsidiary of, or for the performance by it of its obligations under, this Agreement, the Notes or the Security Documents, except for filings required in connection with the grant of the security interests pursuant to the Security Documents .

     3.04. Litigation. There is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary affecting any of its properties or assets, or against any officer, key employee or principal stockholder of the Company or any Subsidiary where such litigation, proceeding or investigation, either individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any officer or key employee of the Company or any Subsidiary, or principal stockholder of the Company or any Subsidiary, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company or any Subsidiary. There are no actions or proceedings pending or threatened (or any basis therefor known to the Company) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company and its Subsidiaries, taken as a whole, or in any of its properties or assets, or which might call into question the validity of this Agreement, the Notes, the Security Documents or any action taken or to be taken pursuant hereto or thereto.

     3.05. Compliance with Other Instruments. The Company and each Subsidiary is in compliance in all respects with the terms and provisions of this Agreement and of its charter, by-laws or operating agreement, as the case may be, and in all material respects with the terms and provisions of the mortgages, indentures, leases, agreements and other instruments and of all judgments, decrees, governmental orders, statutes, rules and regulations by which it is bound or to which its properties or assets are subject. There is no term or provision in any of the foregoing documents and instruments which materially adversely affects the business, assets or financial condition of the Company or any Subsidiary. Except for consent from Sovereign Bank, N.A. being obtained contemporaneously herewith, neither the execution and delivery of this Agreement, the Notes or the Security Documents, nor the consummation of any transactions contemplated hereby or thereby has constituted or resulted in or will constitute or result in a default or violation of any term or provision in any of the foregoing documents or instruments. A consolidated schedule of Indebtedness of the Company and each Subsidiary (including lease obligations required to be capitalized in accordance with applicable Statements of Financial Accounting Standards), as of the date of this Agreement, is attached as Exhibit 3.05.

     3.06. Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

     3.07.  Title to Assets, Patents.  Except as is set forth in
Exhibit 3.07, the Company and each Subsidiary has good and clear record and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets, now carried on its books including those reflected in the most recent consolidated balance sheet of the Company and its Subsidiaries which forms a part of Exhibit 3.08 attached hereto, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any mortgages, pledges, charges, liens, security interests or other encumbrances. The Company and each Subsidiary enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. The Company and each Subsidiary owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others. Neither the Company nor any Subsidiary has any obligation to compensate any Person for the use of any such patents or such rights nor has the Company or any Subsidiary granted to any Person any license or other rights to use in any manner any of such patents or such rights of the Company or any Subsidiary.

     3.08. Financial Information. The consolidated financial statements of the Company and its Subsidiaries set forth in the Company's Form 10-K for its fiscal year ended September 30, 2011 (the "Form 10-K") and in its Form 10-Q for the quarter ended
March 31, 2012 (the "Form 10-Q"), both as filed with the Securities and Exchange Commission (the "SEC"), present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and its results of operations for the periods covered thereby and have been prepared in accordance with GAAP. The consolidated financial statements included: (i) in the Form 10-K are for the two years ended September 30, 2010 and September 30, 2011, as audited by Haefele, Flanagan & Co., P.C., and (ii) in the Form 10-Q are for the six month ended March 31, 2012, being unaudited and subject to year-end adjustments consisting of normal recurring items which will not be material in the aggregate. Neither the Company nor any Subsidiary has any liability contingent or otherwise not disclosed in the aforesaid financial statements or in the notes thereto that would reasonably be expected, together with all such other liabilities, materially affect the financial condition of the Company or any Subsidiary, nor does the Company have any reasonable grounds to know of any such liability. Since the date of said September 30, 2011 audited financial statements, except as has been disclosed in the Company's reports filed with the SEC and which are publicly available on the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system (the "SEC Reports"), (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, operations or prospects, of the Company or any Subsidiary; (ii) neither the business, condition, operations or prospects of the Company or any Subsidiary nor any of their properties or assets has been adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii) neither the Company nor any Subsidiary has entered into any material transaction or made any distribution on its capital stock except as is set forth in the Form 10-K or Form 10-Q.

     3.09. Taxes. The Company and each Subsidiary has accurately prepared in all material respects and filed all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. The Company knows of no additional assessments or adjustments pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment or adjustment.

     3.10. ERISA. Except as is set forth in Exhibit 3.10, no employee benefit plan established or maintained, or to which contributions have been made, by the Company or any Subsidiary, which is subject to part 3 of Subtitle B of Title I of The Employee Retirement Income Security Act of 1974, as amended ("ERISA") had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by the Company or any of its Subsidiaries.

     3.11. Transactions with Affiliates. Except as is set forth in Exhibit 3.11, there are no loans, leases, royalty agreements or other continuing transactions between the Company or any Subsidiary and any Person owning five percent (5%) or more of any class of capital stock of the Company or any Subsidiary or other entity controlled by such stockholder or a member of such stockholder's family.

     3.12. Assumptions or Guaranties of Indebtedness of Other Persons. Except for the Guaranties, neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

     3.13. Investments in Other Persons. Neither the Company nor any Subsidiary has made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is the Company or any Subsidiary obligated or committed to make any such loan or advance, nor does the Company or any Subsidiary own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person.

     3.14. Equal Employment Opportunity. The Company has reviewed its employment practices and policies and those of each Subsidiary and, to its knowledge, the Company and each Subsidiary is in full compliance with (a) all applicable laws of the United
States, of the Commonwealth of Massachusetts and of each other applicable jurisdiction, relating to equal employment opportunity
(including, without limitation, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Section000e-17), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. SectionSection621-634), the Equal Pay Act of 1963 (29 U.S.C. Section206(d)), and any rules, regulations and administrative orders and Executive Orders relating thereto; Mass. Gen. Laws. c. 151B, Mass. Gen. Laws
c. 149 Section24A et seq. and Section105A et seq., and any rules or regulations relating thereto; and (b) the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant the Company or any Subsidiary has with, from, or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit ("Government Contract"), including, without limitation, any terms required pursuant to Federal Executive
Order No. 11246 and Massachusetts Executive Order No. 74 (both as amended). To the Company's knowledge, it and each Subsidiary has kept all records required to be kept, and has filed all reports, affirmative action plans and forms (including, without limitation and where applicable, Form EEO-1) required to be filed pursuant to any such applicable law or the terms of any such Government
Contract. Neither the Company nor any Subsidiary has been subject to any adverse final determination or order, with respect to any charge of employment discrimination made against it, by the United States Equal Employment Opportunity Commission, the
Massachusetts Commission Against Discrimination or any other governmental unit (including, without limitation, any such governmental unit with which it has a Government Contract), and neither the Company nor any Subsidiary is presently, to the Company's knowledge, subject to any formal proceedings before, or investigations by, such commissions or governmental units.

     3.15. Status of Notes as Qualified Investments. The Company has duly authorized the execution and delivery to the Purchaser on behalf of the Company of the certificate attached as
Exhibit 3.15 hereto, setting forth such statements, information and related data as are necessary to permit the Purchaser to determine and demonstrate that the Notes issued pursuant to this Agreement will constitute "qualified investments" within the meaning of that term as set forth in the Capital Resource Company Act and that the full proceeds of the Notes will be used for purposes which will materially increase or maintain equal opportunity employment in the Commonwealth of Massachusetts. All such statements, information and related data presented in such certificate as are not based on estimates and projections of future events are true and correct as of the date of such certificate and all such statements, information and related data based upon estimates or projections of future events have been carefully considered and prepared on behalf of the Company.

     3.16. Securities Act. Neither the Company nor anyone acting on its behalf has offered any of the Notes or similar securities, or solicited any offers to purchase or made any attempt by preliminary conversation or negotiations to dispose of the Notes or similar securities, to any Person other than the Purchaser or the institutions described in Exhibit 3.15. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Notes or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to constitute "general solicitation" within the meaning of the Securities Act.

     3.17. Disclosure. Neither this Agreement, the financial statements set forth in the Form 10-K and Form 10-Q, the Certificate set forth as Exhibit 3.15 hereof, nor any other agreement, document, certificate or written statement furnished to the Purchaser or its counsel by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances in which they were made, not misleading, it being understood and acknowledged by the Purchaser that the Form 10-K and the Form 10-Q and any other agreement, document, certificate or written statement furnished to the Purchaser or its counsel that provides information as of a previous date will be deemed in compliance with this Section 3.17 if it does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, as of such prior date. There is no fact within the knowledge of the Company or any of its executive officers which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects, or in the future in their opinion would reasonably be expected, insofar as they can now foresee, materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

     3.18. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company or any Subsidiary for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any Subsidiary or any agent of the Company or any Subsidiary.

     3.19. Other Agreements of Officers. To the knowledge of the Company, no officer or key employee of the Company or any Subsidiary is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which materially and adversely affects, or in the future may (so far as the Company can reasonably foresee) materially and adversely affect, the business or operations of the Company or any Subsidiary or the right of any such person to participate in the affairs of the Company or any Subsidiary. To the knowledge of the Company, no officer or key employee has any present intention of terminating his employment with the Company or any Subsidiary and neither the Company nor any Subsidiary has any present intention of terminating any such agreement.

     3.20. Capitalization; Status of Capital Stock. The Company has a total authorized and issued capitalization of the Company is set forth in the financial statements filed as part of the Form 10-Q, subject to changes based on compensatory equity grants and the exercise of compensatory stock options under the Company's equity incentive plans. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and nonassessable. Except as otherwise indicated in the Form 10-Q, there are no options (other than compensatory options issued to employees, directors or consultants since March 31, 2012 under the Company's equity compensation plans), warrants or rights to purchase shares of capital stock or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities. The offer and sale of all shares of capital stock and other securities of the Company issued before the Closing complied with or were exempt from all federal and state securities laws.

     3.21. Labor Relations. To the knowledge of the Company, no labor union or any representative thereof has made any attempt to organize or represent employees of the Company or any Subsidiary. There are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against the Company or any Subsidiary. Furthermore, to the knowledge of the Company, relations with employees of the Company and each Subsidiary are good and there is no reason to believe that any labor difficulties will arise in the foreseeable future.

     3.22. Insurance. The Company and each Subsidiary carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business, but in any event in amounts sufficient to prevent the Company or any Subsidiary from becoming a co-insurer.

     3.23. Books and Records. The books of account, ledgers, order books, records and documents of the Company and each Subsidiary accurately and completely reflect all material information relating to the business of the Company and each Subsidiary, the nature, acquisition, maintenance, location and collection of the assets of the Company and each Subsidiary, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company and each Subsidiary.

     3.24. Foreign Corrupt Practices Act. The Company has reviewed its practices and policies and that of each Subsidiary and to its knowledge and belief neither it nor any Subsidiary is engaged, nor has any officer, director, employee or agent of the Company or any Subsidiary engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder.

     3.25. Solvency, Etc. After giving effect to the consummation of all of the transactions contemplated in this Agreement, the Company and its Subsidiaries, taken as a whole,
(a) will be able to pay their debts as they become due, (b) will have funds and capital sufficient to carry on their business, and
(c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of the Company's and its Subsidiaries' business greater than the amount required to pay their debts as they become due. The Company will not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated herein.

                           ARTICLE IV

                    COVENANTS OF THE COMPANY

     4.01. Affirmative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

          (a) Punctual Payment. Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

          (b) Payment of Taxes and Trade Debt. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor the Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by appropriate proceedings if the Company or Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.

          (c) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, but in any event sufficient to prevent the Company or such Subsidiary from being a co-insurer.

          (d) Preservation of Corporate Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties except where the failure to be so qualified or to remain qualified would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e). Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business except those licenses or other rights the failure to so preserve or maintain would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

          (e) Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or other.

          (f) Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of their officers or directors and independent accountants.

          (g) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          (h) Maintenance of Properties, etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

          (i) Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any pension or other employee benefit or employee contribution plans which are subject to ERISA or to the Internal Revenue Code of 1986, as amended (the "Code"), and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company or any Subsidiary.

           (j)   Maintenance  of  Consolidated  Maximum  Leverage
Ratio. Maintain at all times a Consolidated Maximum Leverage Ratio which is equal to or less than (i) 5.0 to 1.00 for each of the rolling four quarter periods ending on September 30, 2012 and December 31, 2012, and (ii) 4.5 to 1.00 for each rolling four quarter period ending on or after March 31, 2013. Company's compliance with this covenant shall be tested on a rolling four
(4) quarters basis as of the last day of each quarter of each Fiscal Year of Company. In addition, notwithstanding anything to the contrary set forth herein, for the purposes of determining the Consolidated Maximum Leverage Ratio at any time during the Additional Ramp-up Period, the denominator of such ratio (for the avoidance of doubt, such denominator includes all items set forth in clause (ii) of the definition of "Consolidated Maximum Leverage Ratio") shall be determined as follows: (a) at September 30, 2012, on the basis of the fiscal quarter then ended, times 4;
(b) at December 31, 2012, on the basis of the six (6) months then ended, times 2; and (c) at March 31, 2013, on the basis of the nine months then ended, times 4/3. Company and Purchaser hereby agree that, for purposes of calculating Consolidated Maximum Leverage Ratio hereunder during the Additional Ramp-up Period, the amounts set forth in clauses (c), (d), (i), (j) and (k) of the definition of "Consolidated EBITDA" shall not be annualized for any period.

           (k) Maintenance of Consolidated Fixed Charge Coverage Ratio. Maintain at all times a Consolidated Fixed Charge Coverage Ratio of not less than (i) .75 to 1.00 for each of the rolling four quarter periods ending on September 30, 2012 and December 31, 2012, (ii) .80 to 1.00 for each of the rolling four quarter period ending on March 31, 2013 and June 30, 2013, and (iii) .95 to 1.00 for each rolling four quarter period ending on or after September 30, 2013. Compliance with this covenant shall be tested on a rolling four (4) quarters basis as of the last day of each quarter of each Fiscal Year of Company. In addition, notwithstanding anything to the contrary set forth herein, for the purposes of determining the Consolidated Fixed Charge Ratio at any time on or after September 30, 2012 but prior to June 30, 2013 (the "Additional Ramp-up Period"), the numerator (for the avoidance of doubt, such numerator includes all items set forth in clause (i) of the definition of "Consolidated Fixed Charge Coverage Ratio") and the denominator of such ratio (for the avoidance of doubt, such denominator includes all items set forth in clause (ii) of the definition of "Consolidated Fixed Charge Coverage Ratio") shall be determined as follows: (a) at September 30, 2012, on the basis of the fiscal quarter then ended, times 4;
(b) at December 31, 2012, on the basis of the six (6) months then ended, times 2; and (c) at March 31, 2013, on the basis of the nine months then ended, times 4/3. Company and Purchaser hereby agree that, for purposes of calculating Consolidated Fixed Charge Ratio hereunder during the Additional Ramp-up Period, the amounts set forth in clauses (c), (d), (i), (j) and (k) of the definition of "Consolidated EBITDA" shall not be annualized for any period.

          (l) Foreign Corrupt Practices Act. Comply, and cause each Subsidiary to comply, and cause each officer, director, employee and agent of the Company and each Subsidiary to comply, at all times with the prohibitions on certain acts and practices set forth in the Foreign Corrupt Practices Act of 1977, and any rules or regulations promulgated thereunder.

          (m) Equal Employment Opportunity. Comply, and cause each Subsidiary to comply, with all applicable laws of the United States, the Commonwealth of Massachusetts, and of each other applicable jurisdiction relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable terms, relating to equal employment opportunity, of any Government Contract; and keep, and cause each Subsidiary to file, all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such Government Contract; provided, however, the Company or any Subsidiary shall not be considered to have failed to comply with the foregoing during any period that any matter relating to the Company's or such Subsidiary's employment practices is being contested by the Company or such Subsidiary in appropriate proceedings, or thereafter, if the Company or such Subsidiary complies with any final determination issued in such proceedings.

          (n) Status of Notes as Qualified Investments. In the event that any of the statements, information and related data provided by or on behalf of the Company or any Subsidiary and relied upon by the Purchaser in determining that the Notes constitute "qualified investments" within the meaning of that term in the Capital Resource Company Act shall be put in issue in any formal or informal proceedings initiated or conducted by or on behalf of the Commonwealth of Massachusetts, the Company shall, upon reasonable notice and at its expense, provide, and, cause each Subsidiary to provide, such additional information, witnesses and related data as may be reasonably necessary or appropriate to support the representations and warranties set forth in Article III.

          (o) Compensation. The Company shall pay to its management or management of any Subsidiary compensation at a rate of compensation which is not in excess of that commonly paid to management in companies of similar size, of similar maturity and in similar businesses and all management compensation and all policies relating thereto shall be approved in advance either by a majority of the members of that Company's Board of Directors or by a compensation committee composed entirely of independent directors.

          (p) Compliance with Security Documents. Comply, and cause each Subsidiary, at all times and in all material respects with all of the terms and conditions of the Security Documents.

          (q) Additional Subsidiaries. The Company shall provide the Purchaser with prompt written notice of the creation or acquisition of any Subsidiary and, so long as such Subsidiary is organized in the United States or any State thereof, immediately upon, and as a condition to, such creation or acquisition of a Subsidiary, the Company shall cause any such Subsidiary that is owned by the Company and/or another Subsidiary, to execute and deliver to the Purchaser a Guaranty, a Guarantor Security Agreement and a joinder to the Subordination Agreement which is in form and substance satisfactory to Sovereign Bank, N.A.

     4.02. Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

          (a) Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereinafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances:

                  (i)  for taxes, assessments or governmental
     charges or levies on property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

                 (ii)  imposed by law, such as landlord's,
     carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business;

               (iii) securing Senior Debt in favor of Sovereign
     Bank, N.A. or another holder of Senior Debt;

                (iv) arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                 (v) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

                  (vi)  in the nature of zoning restrictions,
     easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

                 (vii)  arising by operation of law in favor of
     the owner or sublessor of leased premises and confined to the property rented;

                (viii) arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

               (ix) described in Exhibit 3.07 which secure the Indebtedness set forth in Exhibit 3.05, provided that no such lien is extended to cover other or different property of the Company or any Subsidiary;

               (x) arising out of a purchase money mortgage or security interest on personal property to secure the purchase price of such property (or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property), provided that such purchase money mortgage or security interest does not extend to any other or different property of the Company or any Subsidiary; and

               (xi) now or hereafter granted to the Purchaser pursuant to the Company Security Agreement and the Guarantor
     Security Agreements.

          (b) Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness except for:

                  (i)  the Notes;

                 (ii)  Indebtedness set forth in Exhibit 3.05;

                 (iii) Senior Debt owed to Sovereign Bank, N.A.

                 (iv) Indebtedness for money borrowed, provided that such Indebtedness for money borrowed does not result in the Company's failure to comply with all of the other provisions of Article IV hereof;

                (v) Current Liabilities, other than for borrowed money, which are incurred in the ordinary course of business; and

                 (vi)  Indebtedness with respect to lease
     obligations, provided that such lease obligations do not violate subsection 4.02(c).

          (c) Lease Obligations. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

          (d) Assumptions or Guaranties of Indebtedness of Other Persons. Except for (i) the Guaranties and (ii) guaranties in favor of Sovereign Bank, N.A. or another holder of Senior Debt, assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

          (e)  Mergers, Sale of Assets, etc.  Merge or
consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) a material portion of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to, any Person, or permit any Subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary, (2) any Subsidiary may merge into or transfer assets to the Company, and (3) the Company or any Subsidiary may merge any Person into it or otherwise acquire such Person as long as the Company or such Subsidiary is the surviving entity, such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition, and, provided that such merger or acquisition does not result in the issuance (in one or more transactions) of shares of the voting stock of the Company representing in the aggregate more than twenty percent (20%) of the total outstanding voting stock of the Company, on a fully diluted basis, immediately following the issuance thereof.

          (f) Investments in Other Persons. Make or permit any Subsidiary to make, any loan or advance to any person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:

                (i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

                 (ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1, by Moody's Investors Service, Inc.;

               (iii) investments by the Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

                (iv) loans or advances from a Subsidiary to the Company; and

               (v) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business.

          (g) Distributions. Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"), except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company; provided, however, that nothing herein contained shall prevent the Company from:

                  (i)  effecting a stock split or declaring or
     paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock, or

                 (ii)  redeeming any stock of a deceased
     stockholder out of insurance held by the Company on that stockholder's life,

if in the case of any such transaction there does not exist at the time of such Distribution an Event of Default or an event which, but for the requirement that notice be given or time elapse or both, would constitute an Event of Default and provided that such Distribution can be made in compliance with the other terms of this Agreement.

          (h) Dealings with Affiliates. Enter or permit any Subsidiary to enter into any transaction with any holder of 5% or more of any class of capital stock of the Company, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds five percent (5%) or more of any class of capital stock except (i) in the ordinary course of business and on terms not less favorable to the Company or the Subsidiary than it would obtain in a transaction between unrelated parties or (ii) compensatory and similar arrangements with officers and directors of the Company.

          (i) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary, provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e).

          (j) Change in Nature of Business. Make, or permit any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof.

     4.03. Reporting Requirements. The Company will furnish to each registered holder of any Note:

          (a)  as soon as possible and in any event within five
(5) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company proposes to take with respect thereto;

          (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied;

          (c) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the reviewed report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly reviewed by independent public accountants of recognized standing acceptable to the Purchaser;

          (d) at the time of delivery of each quarterly and annual statement, a certificate, executed by the chief executive officer or chief financial officer in the case of quarterly statements and the Company's independent public accountants in the case of annual statements, stating that such officer or accountants, as the case may be, has caused this Agreement, the Notes and the Security Documents to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement, the Notes or the Security Documents, if such officer or accountant has such knowledge, specifying such default and the nature thereof. Each such certificate shall set forth computations in reasonable detail demonstrating compliance with the provisions of subsections 4.01(j) and (k) and subsections 4.02(b) and (c);

          (e) promptly upon receipt thereof, any written report submitted to the Company by independent public accountants in connection with an annual or interim review of the books of the Company and its Subsidiaries made by such accountants;

          (f) no later than 90-days after the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a quarterly basis, and, promptly after preparation, any revisions to any of the foregoing;

          (g) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in Section 3.04; and

          (h) promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or the Securities and Exchange

Commission and such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Purchaser may from time to time reasonably request.

                            ARTICLE V

                        EVENTS OF DEFAULT

     5.01.  Events of Default.  If any of the following events
("Events of Default") shall occur and be continuing:

          (a) The Company shall fail to pay any installment of principal of any of the Notes when due; or

          (b) The Company shall fail to pay any interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

          (c) The Company shall default in the performance of any covenant contained in subsections 4.01(j) or (k) or shall default for ten (10) days in the performance of any covenant contained in Section 4.02; or

          (d) Any representation or warranty made by the Company or any Subsidiary in this Agreement or by the Company or any Subsidiary (or any officers of the Company or any Subsidiary) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, the Notes or the Security Documents, shall prove to have been incorrect when made in any material respect; or

          (e) The Company or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, the Notes or the Security Documents on its part to be performed or observed and any such failure remains unremedied for ten (10) business days after written notice thereof shall have been given to the Company by any registered holder of the Notes; or

          (f) The Company or any Subsidiary shall fail to pay any Indebtedness for borrowed money in excess of $250,000 in the aggregate (other than as evidenced by the Notes) owing by the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness for borrowed money in excess of $250,000 in the aggregate owing by the Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

          (g) The Company or any Subsidiary shall be involved in financial difficulties as evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11 which order is not stayed or dismissed within 60 days from the date of entry; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
(vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

          (h) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within (60) days after its issue or levy; or

          (i)  A Change of Control;

then, and in any such event, the Purchaser or any other holder of the Notes may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 5.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

     5.02. Annulment of Defaults. Section 5.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any thereof, shall have been entered, all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except the principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good or cured, then and in every such case the holders of seventy-five percent (75%) or more in principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                           ARTICLE VI

                DEFINITIONS AND ACCOUNTING TERMS

     6.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Additional Ramp-up Period" shall have the meaning assigned to that term in Section 4.01(k).

     "Agreement" means this Note Purchase Agreement as from time to time amended and in effect between the parties.

     "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

     "Capital Lease Obligation" shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

     "Capital Resource Company Act" shall have the meaning assigned to that term in Section 1.11.

     "Change of Control" shall mean the occurrence of one or more of the following events:

          (a) any Person (or group of related Persons for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty percent (40%) of the voting stock of the Company; or
          (b) the replacement, in any two-year period, of a majority of the members of the Board of Directors of the Company from the directors who constituted the members of the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Code" shall have the meaning assigned to that term in
Section 4.01(i).

     "Company" means and shall include Dynasil Corporation of America and its successors and assigns.

     "Company Security Agreement" shall have the meaning assigned to that term in Section 2.02(a).

     "Consolidated" and "consolidating" when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

     "Consolidated EBITDA" shall mean, for the Company and its Subsidiaries on a consolidated basis, without duplication, with respect to any fiscal measurement period, the sum of (a) net income (or loss) for that period, plus (b) the aggregate closing costs and similar costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, plus (c) any other non-recurring or unusual expense or loss acceptable to Lender in its sole discretion, minus (d) any non-recurring gain included in such net income, plus (e) Interest Expense for that period, plus (f) the aggregate amount of federal, state and foreign taxes on or measured by income for that period (whether or not payable during that period), plus (g) depreciation and amortization expense for that period, plus (h) non-cash stock compensation expenses in an aggregate amount not exceeding $1,000,000.00 in any fiscal year, plus (i) the aggregate reasonable transaction costs and expenses incurred in connection with the consummation of any Permitted Acquisition (as that term is defined in the Loan and Security Agreement, dated as of July 7, 2010, and as amended to date, between the Company and Sovereign Bank, N.A.)(so long as such Permitted Acquisition was approved by Sovereign Bank, N.A.in accordance with the terms and provisions of said Loan and Security Agreement and actually consummated by the Company), plus (j) the aggregate reasonable transaction costs and expenses incurred in connection with the preparation, execution and delivery of the Amendment No. 3 to Loan and Security Agreement between the Company and Sovereign Bank, N.A. dated as of June 29, 2012, plus (k) the aggregate reasonable transaction costs and expenses incurred in connection with the completion of the transactions contemplated in this Agreement, and in the case of items (b) - (k), only to the extent included in determining net income for that period, in each case as determined in accordance with GAAP.

     "Consolidated Fixed Charges" shall mean with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, for any fiscal measurement period, the sum of (a) the Interest Expense for such period, plus (b) the aggregate principal amount of scheduled payments on any Indebtedness of the Company or any Subsidiary (including without limitation all Capital Lease Obligations and the Note but excluding any principal payments made with respect to the Entine Indebtedness) made during such period, plus (c) the sum of all cash dividends and other cash distributions to shareholders or other equity owners paid by the Company during such period, plus (d) the sum of all taxes paid in cash by the Company during such period, less
(e) to the extent included in Interest Expense for, or taxes paid in cash by the Company during, such period, up to $75,000.00 in the aggregate of interest and penalties paid by the Company during such period in connection with the late federal income tax filing made by the Company for the periods ending on September 30, 2008, September 30, 2009 and September 30, 2010.

     "Consolidated Fixed Charge Coverage Ratio" shall mean with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, for any fiscal measurement period, the ratio of: (i) Consolidated EBITDA, to (ii) Consolidated Fixed Charges.

     "Consolidated Maximum Leverage Ratio" shall mean with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, for any fiscal measurement period, the ratio of (i) Consolidated Total Funded Debt to (ii)
Consolidated EBITDA.

     "Consolidated Total Funded Debt" shall mean with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, for any fiscal measurement period, the aggregate Indebtedness of the Company and its Subsidiaries for borrowed money (including without limitation all Capital Lease Obligations, all synthetic lease obligations, all subordinated debt, and all unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or similar instrument or agreement of the Company, as determined in accordance with GAAP.
     "Current Liabilities" means all liabilities of any corporation which would, in accordance with generally accepted accounting principles consistently applied, be classified as current liabilities of a corporation conducting a business the same as or similar to that of such corporation, including, without limitation, all rental payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards and fixed prepayments of, and sinking fund payments with respect to, Indebtedness (including Indebtedness evidenced by the Notes), which payments are required to be made within one year from the date of determination.

     "Distribution" shall have the meaning assigned to that term in Section 4.02(g).

     "ERISA" shall have the meaning assigned to that term in
Section 3.10.

     "Events of Default" shall have the meaning assigned to that term in Section 5.01.

     "Entine Indebtedness" shall have the meaning assigned to that term in Section 1.02(b).

     "Fiscal Year" shall mean each twelve (12) month accounting period of the Company, which ends on September 30 of each year.

     "Form 10-Q" shall have the meaning assigned to that term in
Section 3.08.

     "Form 10-K" shall have the meaning assigned to that term in
Section 3.08.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the Closing and applied on a basis consistent with those used in the financial statements included in the Form 10-K.

     "Government Contract" shall have the meaning assigned to that in Section 3.14.

     "Guarantor Security Agreement" or "Guarantor Security
Agreements" shall have the meaning assigned to that in
Section 2.02(c).

     "Guaranty" or "Guaranties" shall have the meaning assigned to that in Section 2.02(b).

     "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the obligor's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards.

     "Interest Expense" shall mean, as of any date, with respect to any Person, for any fiscal measurement period, the sum of (a) all cash interest, unused commitment fees, letter of credit fees and similar fees (in each case as such expenses are calculated according to GAAP) paid or payable for such fiscal period by such Person (including without limitation, the interest and fees (as applicable) payable under this Agreement and the net amount payable in cash under all Hedging Agreements in respect of such period (or minus the net amount receivable under all Hedging Agreements in respect of such period)), plus (b) the portion of rent paid or payable (without duplication) for such fiscal period by that Person under Capitalized Lease Obligations that should be treated as interest in accordance with GAAP; provided that all debt issuance costs, debt discounts or premiums, prepayment premiums and other financing fees and expenses incurred by Company and directly related to the consummation of the transactions contemplated by this Agreement shall be excluded from the calculation of Interest Expense.

     "Notes" shall have the meaning assigned to that term in
Section 1.01.

      "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

     "Purchaser" means and shall include not only the Massachusetts Capital Resource Company but also any other holder or holders of any of the Notes.

     "Securities Act" means the Securities Act of 1933 or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

     "SEC" shall have the meaning assigned to that term in
Section 3.08.

     "SEC Reports" shall have the meaning assigned to that term in Section 3.08.

     "Security Documents" shall have the meaning assigned to that term in Section 2.02(c).

     "Senior Debt" shall have the meaning assigned to that term in Section 1.09(h).

     "Subsidiary" or "Subsidiaries" means shall mean, as to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such
Person, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person or any partnership of which such Person is a general partner.

      "Subordination Agreement" shall have the meaning assigned to that term in Section 2.03(a).

     6.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in preparation of the financial statements attached hereto as Exhibit 3.08, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with such principles.

                           ARTICLE VII

                          MISCELLANEOUS

     7.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Purchaser, or any other holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     7.02. Amendments, Waivers and Consents. Any provision in this Agreement, the Notes or the Security Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, with the consent of the Company, if the Company shall, in the case of the Notes, obtain consent thereto in writing from the holder or holders of at least seventy-five percent (75%) in principal amount of all Notes then outstanding; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note, without the consent of the holder thereof, or to reduce the percentage of the Notes the consent of the holders of which is required under this Section. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Company to any holders who did not execute the same.

     7.03. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered by reputable overnight courier to the applicable party at the addresses indicated below:

     If to the Company:

               Dynasil Corporation of America
               44 Hunt Street
               Watertown, Massachusetts  02472
               Attention:  President

     If to the Purchaser:

               Payments should be mailed to:

               Massachusetts Capital Resource Company
               P. O. Box 3707
               Boston, Massachusetts  02241

               and all other deliveries and other communications made at or sent to:

               Massachusetts Capital Resource Company
               420 Boylston Street
               Boston, Massachusetts  02472
               Attention:  President

     If to any other holder of the Notes: at such holder's address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, be effective when deposited in the mails or otherwise delivered, addressed as aforesaid.

     7.04. Costs, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement, the Notes, the Security Documents and other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of George W. Thibeault, Esq., counsel for the Purchaser, with respect thereto, as well as the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts reasonably retained by the Purchaser in connection with the amendment or enforcement of this Agreement, the Notes, the Security Documents and other instruments and documents to be delivered hereunder or thereunder. In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Security Documents and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

     7.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

     7.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Notes, the Security Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the making of the loans.

     7.07. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     7.08. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     7.09. Governing Law; Construction; Forum Selection. This Agreement and the other agreements to be executed in connection herewith are submitted by the Company to the Purchaser for Purchaser's acceptance or rejection at Purchaser's principal place of business as an offer by the Company to issue the Notes to the Purchaser, and shall not be binding upon the Purchaser or become effective until accepted by the Purchaser, in writing, at said place of business. If so accepted by the Purchaser, this Agreement and such other agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND SUCH OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER

RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE COMMONWEALTH OF MASSACHUSETTS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

     To induce the Purchaser to accept this Agreement, the Company irrevocably agree that, subject to the Purchaser's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, SUCH OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE COMMONWEALTH OF MASSACHUSETTS. THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID JURISDICTION. The Company hereby waives personal service of any and all process upon it and consents that all such service of process may be made by intentionally recognized overnight courier or hand delivery directed to the Company at its notice address as provided for in Section 7.03. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE COMPANY BY THE PURCHASER IN ACCORDANCE WITH THIS SECTION.

     7.10. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     7.11. Sealed Instrument. This Agreement is executed as an instrument under seal.

     7.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

     7.13. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Notes and the Security Documents.

           [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                    DYNASIL CORPORATION OF AMERICA


                    By___________________________________________
                         Richard A. Johnson, Chief Financial
                         Officer

                    MASSACHUSETTS CAPITAL RESOURCE COMPANY


                    By___________________________________________
                         Suzanne L. Dwyer, Vice President

























          Signature Page to the Note Purchase Agreement

                                                     Exhibit 1.01



THIS  NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT DATED AS  OF
JULY  31,  2012  AMONG  THE COMPANY, CERTAIN  AFFILIATES  OF  THE
COMPANY, THE PAYEE AND SOVEREIGN BANK, N.A.

                 DYNASIL CORPORATION OF AMERICA

                          NOTE DUE 2017

$3,000,000                                          July 31, 2012

     For value received, Dynasil Corporation of America, a Delaware corporation (the "Company"), hereby promises to pay to Massachusetts Capital Resource Company or registered assigns (hereinafter referred to as the "Payee"), on or before July 31, 2017, the principal sum of Three Million Dollars ($3,000,000) or such part thereof as then remains unpaid, to pay interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at the rate of ten percent (10%) per annum, such interest to be payable monthly on the last day of each calendar month in each year, the first such payment to be due and payable on August 31, 2012, until the whole amount of the principal hereof remaining unpaid shall become due and payable, and to pay interest at the rate of fourteen percent (14%) (so far as the same may be legally enforceable) on all overdue principal (including any overdue required redemption), premium and interest. Principal, premium, if any, and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Payee or at such other place as the legal holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 360-day year and a 30-day month.

     This Note is issued pursuant to and is entitled to the benefits of a certain Note Purchase Agreement, dated as of July 31, 2012, between the Company and Massachusetts Capital Resource Company (as the same may be amended from time to time, hereinafter referred to as the "Agreement"), and each holder of this Note, by his acceptance hereof, agrees to be bound by the provisions of the Agreement, including, without limitation, that
(i) this Note is subject to prepayment, in whole or in part, as specified in said Agreement, (ii) the principal of and interest on this Note is subordinated to Senior Debt, as defined in the Agreement and (iii) in case of an Event of Default, as defined in the Agreement, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement.

     As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrender Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to, and registered in the name of, the transferee or transferees. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

     This Note is secured by and entitled to the benefits of certain Security Documents (as that term is defined in the Agreement), dated July 31, 2012, from the Company and its Subsidiaries to Massachusetts Capital Resource Company.

     In case any payment herein provided for shall not be paid when due, the Company promises to pay all cost of collection, including all reasonable attorney's fees.

     This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and shall have the effect of a sealed instrument.

     The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

                         DYNASIL CORPORATION OF AMERICA


                         By______________________________________
                              Richard A. Johnson, Chief Financial
                              Officer

                                                  Exhibit 2.02(a)

THIS SECURITY AGREEMENT IS SUBJECT TO THE SUBORDINATION AGREEMENT
DATED AS OF JULY 31, 2012 AMONG THE DEBTOR, CERTAIN AFFILIATES OF
THE DEBTOR, THE LENDER AND SOVEREIGN BANK, N.A., AS SET FORTH  IN
SECTION 9.10 HEREOF.


                       SECURITY AGREEMENT

     SECURITY AGREEMENT, dated as of July 31, 2012, by and between Dynasil Corporation of America, a Delaware corporation, with principal offices located at 44 Hunt Street, Watertown, Massachusetts 02472 (the "Debtor") and Massachusetts Capital Resource Company (the "Lender").

                            Recitals

     The Debtor and the Lender are parties to a certain Note Purchase Agreement, dated as of the date hereof, (the "Purchase Agreement"). It is a condition precedent to the agreement of the Lender to enter into the Purchase Agreement and to extend credit to the Debtor thereunder that the Debtor execute and deliver this Security Agreement as security for the payment and performance of all obligations of the Debtor to the Lender under the Purchase Agreement, including the Notes issued pursuant thereto.

     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE 1.

                        GRANT OF SECURITY

     Section 1.1 Grant of Security. As security for the payment of all Obligations now or in the future owed by the Debtor to the Lender, the Debtor hereby assigns to Lender and grants to Lender a continuing, valid and, enforceable first priority (subject to Permitted Liens) lien, charge and security interest in all assets and property of any kind of Debtor ("Security Interest"), including without limitation, all of the following property, whether tangible or intangible and whether now or hereafter owned, existing, acquired, created or arising and wherever now or hereafter located: (a) all Accounts and all Goods whose sale, lease or other disposition by Debtor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Debtor; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory), including, without limitation, all Equipment and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) all Commercial Tort Claims; (i) all Payment Intangibles; (j) all Supporting Obligations; (k) any other property of Debtor now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); (l) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property; and (m) all of Debtor's books and records relating to any of the foregoing and/or to Debtor's business (all of the foregoing being collectively referred to as the "Collateral"). Subject to the Subordination Agreement, Lender may transfer Collateral into its name or that of its nominee and may receive income and any other distributions thereon and hold the same as collateral for the Obligations, or apply the same to any defaulted Obligation whether or not a Default or an Event of Default has occurred.

     Section 1.2 Security for Obligations. This Agreement and the Security Interest shall secure the payment and performance of the Obligations.

                            ARTICLE 2

        GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Debtor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

     Section 2.1 Necessary Filings. Subject to the Subordination Agreement, Debtor will immediately make all filings, registrations and recordings necessary to create, preserve and perfect the Security Interest granted by the Debtor to the Lender hereby in respect of the Collateral, and the Security Interest granted to the Lender pursuant to this Agreement in and to the Collateral will constitute, upon satisfaction of such filings, registrations and recordings, a perfected security interest therein (to the extent that the same can be perfected by filing, registration or recording) prior to the rights of all other Persons therein (other than any such rights pursuant to Permitted Liens) and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code to perfected security interests.

     Section 2.2 No Liens. The Debtor is, and as to Collateral acquired by it from time to time after the date hereof the Debtor will be, the owner of all Collateral pledged by it hereunder free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and, subject to the Subordination Agreement, the Debtor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein (other than in connection with Permitted Liens) adverse to the Lender or any one of them.

     Section 2.3 Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as any Obligations are outstanding, the Debtor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the Security Interests granted hereby by the Debtor or in connection with Permitted Liens.

     Section 2.4 Chief Executive Office; Jurisdiction; Records. As of the date hereof, the jurisdiction of incorporation and the chief executive office of the Debtor are as indicated on Exhibit A hereto. The Debtor will not change its jurisdiction of incorporation or move its chief executive office unless it has provided the Lender at least thirty (30) days prior written notice of such change. A complete set of books of account and records of the Debtor relating to the Receivables and the Contract Rights are, and will continue to be, kept at its chief executive office.

     All Receivables and Contract Rights of the Debtor are, and will continue to be, maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, the office locations described above or such new location established in accordance with this Section 2.4.

     Section 2.5 Location of Inventory and Equipment. As of the date hereof, all Inventory and Equipment held by the Debtor is located at one of the locations shown on Exhibit B hereto.
The Debtor agrees that all Inventory and Equipment now held or subsequently acquired by it shall be kept at (or shall be in transport to) any one of the locations shown on Exhibit B hereto, or such new location as the Debtor may establish in accordance with the last sentence of this Section 2.5. The Debtor may establish a new location for material amounts of Inventory and Equipment provided that it has given the Lender not less than 30 days' prior written notice of its intention so to do, clearly describing such new location.

     Section 2.6 Recourse. This Agreement is made with full recourse to the Debtor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Debtor contained herein and in the Purchase Agreement.

     Section 2.7 Trade Names; Change of Name. Except as set forth on Exhibit F hereto, as of the date hereof, the Debtor does not have or operate in any jurisdiction under, or in the preceding 12 months had or operated in any jurisdiction under, any other trade names, fictitious names or other names except its legal name. The Debtor shall provide the Lender with at least thirty (30) days prior written notice of a change in its legal name, any trade name, fictitious name or other name under which it operates. Any such notice shall clearly describe such new name and the jurisdictions in which such new name shall be used and providing such other information in connection therewith as the Lender may reasonably request. Debtor shall take all action reasonably requested by the Lender, to maintain the security interest of the Lender in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.



                            ARTICLE 3

                  SPECIAL PROVISIONS CONCERNING
            RECEIVABLES; CONTRACT RIGHTS; INSTRUMENTS

     Section 3.1    Additional Representations and Warranties.
As of the time when each of its Receivables arises, the Debtor shall be deemed to have represented and warranted that such Receivable, and all records, papers and documents relating thereto are what they purport to be in all material respects, and that such Receivable will, to the best knowledge of the Debtor, evidence true and valid obligations of the account debtor named therein.

     Section 3.2 Maintenance of Records. The Debtor will keep and maintain at its own cost and expense, records of its Receivables and Contracts and the Debtor will make the same available on the Debtor's premises to any Lender for inspection in accordance with the terms of the Purchase Agreement. Upon the occurrence and during the continuance of an Event of Default and at the reasonable request of the Lender, the Debtor shall, at its own cost and expense, deliver abstracts of such records to the Lender or to their representatives. If the Lender so directs, subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, the Debtor shall legend, in form and manner satisfactory to the Lender, the Receivables and the Contracts, as well as books, records and documents of the Debtor evidencing or pertaining to such Receivables and Contracts with an appropriate reference to the fact that such Receivables and Contracts have been assigned to the Lender and that the Lender has a security interest therein.

     Section 3.3 Direction to Account Debtors; Contracting Parties; etc. Subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, and if the Lender so directs the Debtor, the Debtor agrees (a) to cause all payments on account of the Receivables and Contracts to be made directly to the Cash Collateral Account, (b) that the Lender may, at their option, directly notify the obligors with respect to any Receivables and/or under any Contracts to make payments with respect thereto as provided in preceding clause (a) and (c) that the Lender may enforce collection of any such Receivables and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Debtor. Without notice to or assent by the Debtor, subject to the Subordination Agreement, the Lender may apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account which application shall be effected in the manner provided in Section 7.4 of this Agreement. The reasonable costs and expenses (including reasonable attorneys' fees) of collection, whether incurred by the Debtor or the Lender, shall be borne by the Debtor. The Lender shall deliver a copy of each notice referred to in the preceding clause (b) to the Debtor; provided, that the failure by the Lender to so notify the Debtor shall not affect the effectiveness of such notice or the other rights of the Lender created by this Section 3.3.

     Section 3.4 Modification of Terms; etc. The Debtor shall not rescind or cancel any indebtedness evidenced by any Receivable or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Receivable or Contract, or interest therein, without the prior written consent of the Lender, except in accordance with the Debtor's reasonable business practices.

     Section 3.5 Collection. The Debtor shall, subject at all times to the Subordination Agreement, endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Receivables or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Receivable or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable or under such Contract. The reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) of collection, if incurred by the Debtor or the Lender, shall be borne by the Debtor.

                            ARTICLE 4

            SPECIAL PROVISIONS CONCERNING TRADEMARKS

     Section 4.1 Additional Representations and Warranties. The Debtor represents and warrants that, as of the date hereof, it is the true and lawful owner of all right, title and interest to or otherwise has the right to use the registered Marks listed in Exhibit C hereto for and that, as of the date hereof said listed Marks constitute all the marks and applications for marks registered in the United States Patent and Trademark Office that the Debtor presently owns or uses in connection with its business. The Debtor represents and warrants that it owns, is licensed to use or otherwise has the right to use all material Marks that it uses. The Debtor further warrants that it has no knowledge of any third party claim that any aspect of the Debtor's present business operations infringes or will infringe any trademark, service mark or trade name in any respect which could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Debtor and its Subsidiaries taken as a whole. The Debtor represents and warrants that except as listed on Exhibit C, as of the date hereof it is the beneficial and record owner of all trademark registrations and applications listed in Exhibit C hereto and that said registrations are valid and subsisting, and that the Debtor is not aware of any third-party claim that any of said registrations in respect of any material Mark is invalid or unenforceable. Subject to the Subordination Agreement, the Debtor hereby grants to the Lender an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Mark, and record the same.

     Section 4.2 Infringements. The Debtor agrees, promptly upon learning thereof, to notify the Lender in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who the Debtor believes is infringing or diluting or otherwise violating in any material respect any of the Debtor's rights in and to any material Mark, or with respect to any party claiming that the Debtor's use of any material Mark violates in any material respect any property right of that party. The Debtor further agrees to prosecute any Person infringing any material Mark in accordance with reasonable business practices.

     Section 4.3 Preservation of Marks. The Debtor agrees to use its Marks as required in each of the applicable jurisdictions during the time in which this Agreement is in effect, sufficiently to preserve such Marks (and any registrations thereto) as trademarks or service marks under the laws of the United States and any other applicable law; provided, that, prior to any Default, the Debtor shall not be obligated to preserve any Mark in the event the Debtor determines, in its reasonable business judgment, that the preservation of such Mark is no longer desirable in the conduct of its business.

     Section 4.4 Maintenance of Registration. The Debtor shall, at its own expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. SectionSection 1051 et seq. to maintain trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its registered Marks pursuant to 15 U.S.C. SectionSection 1058(a), 1059 and 1065, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Lender; provided, that, prior to any Default, the Debtor shall not be obligated to maintain any Mark in the event that the Debtor determines, in its reasonable business judgment, that the maintenance of such Mark is no longer necessary or desirable in the conduct of its business.

     Section 4.5 Future Registered Marks. If any Mark registration issued hereafter to the Debtor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within 60 days of receipt of such certificate, the Debtor shall deliver to the Lender a copy of such certificate, and, subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, upon Lender's request an assignment for security in such Mark, to the Lender and at the expense of the Debtor, confirming the assignment for security in such Mark to the Lender hereunder, the form of such security to be substantially the same as the form hereof or in such other form as may be reasonably satisfactory to the Lender.

     Section 4.6 Remedies. If an Event of Default shall occur and be continuing, the Lender may, subject at all times to the Subordination Agreement, take any or all of the following actions: (a) declare the entire right, title and interest of the Debtor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested in the Lender for the benefit of the Lender, in which event the rights, title and interest shall immediately vest, in the Lender for the benefit of the Lender, and the Lender shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency; (b) take and use or sell the Marks and the goodwill of the Debtor's business symbolized by the Marks and the right to carry on the business and use the assets of the Debtor in connection with which the Marks have been used; and (c) direct the Debtor to refrain, in which event the Debtor shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and, if requested by the Lender, change the Debtor's corporate name to eliminate therefrom any use of any Mark and execute such other and further documents that the Lender may request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark application in the United States Patent and Trademark Office to the Lender.

     Section 4.7 Collateral Assignment. This Agreement is made for collateral security purposes only. This Agreement and Lender' Security Interest in the Marks shall continue in full force and effect as long as any Obligations shall be owed to the Lender (or any one of them). Upon payment in full of the Obligations, this Agreement shall terminate and Lender shall promptly execute and deliver to the Debtor, at the Debtor's expense, all termination statements and other instruments as may be necessary or proper to terminate Lender's security interest in the Marks, subject to any disposition thereof which may have been made by Lender pursuant to this Agreement.

                            ARTICLE 5

                  SPECIAL PROVISIONS CONCERNING
              PATENTS, COPYRIGHTS AND TRADE SECRETS

     Section 5.1 Additional Representations and Warranties. The Debtor represents and warrants that, as of the date hereof, it is the true and lawful owner of all rights in (a) all material Trade Secrets and Proprietary Information necessary to operate the business of the Debtor, (b) the Patents listed in Exhibit D hereto for the Debtor and that said Patents constitute all the patents and applications for patents that the Debtor owns on the date hereof and (c) the Copyrights listed in Exhibit E hereto and that said Copyrights constitute all registrations of copyrights and applications for copyright registrations that such Debtor owns on the date hereof. The Debtor further warrants that it has no knowledge of any third party claim that any aspect of the Debtor's present business operations infringes or will infringe any patent or any copyright or the Debtor has misappropriated any Trade Secret or Proprietary Information, in each case in any respect which could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Debtor. Subject to the Subordination Agreement, the Debtor hereby grants to the Lender an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent and Copyright, and to record the same.

     Section 5.2 Infringements. The Debtor agrees, promptly upon learning thereof, to furnish the Lender in writing with all pertinent information available to the Debtor with respect to any infringement, contributing infringement or active inducement to infringe in any material respect any material Patent or Copyright or to any claim that the practice of any material Patent or the use of any material Copyright violates in any material respect any property right of a third party, or with respect to any misappropriation of any material Trade Secret Right or any claim that practice of any material Trade Secret Right violates in any material respect any property right of a third party. The Debtor further agrees, to the extent consistent with reasonable business practices, to prosecute any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right.

     Section 5.3 Maintenance of Patents. At its own expense, the Debtor shall make timely payment of all post-issuance fees required pursuant to 35 U.S.C. Section 41 to maintain in force rights under each Patent, absent prior written consent of the Lender;
provided, that the Debtor shall not be obligated to maintain any Patent in the event the Debtor determines, in its reasonable business judgment, that the maintenance of such Patent is no longer necessary or desirable in the conduct of its business.

     Section 5.4 Prosecution of Patent Application. At its own expense, the Debtor shall diligently prosecute all applications for Patents for the Debtor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Lender; provided, that the Debtor shall not be obligated to prosecute any application in the event the Debtor determines, in its reasonable business judgment, that the prosecuting of such application is no longer necessary or desirable in the conduct of its business.

     Section 5.5 Other Patents and Copyrights. Within 60 days of the acquisition or issuance of a Patent, registration of a Copyright, or acquisition of a registered copyright, the Debtor shall deliver to the Lender a copy of said Copyright or certificate or registration of said patents, as the case may be, and, subject to the Subordination Agreement, upon the occurrence and during the continuance of an Event of Default, upon Lender's request an assignment for security as to such Patent or Copyright, as the case may be, to the Lender and at the expense of the Debtor, confirming the assignment for security, the form of such assignment for security to be substantially the same as the form hereof or in such other form as may be reasonably satisfactory to the Lender.

     Section 5.6 Remedies. Subject to the Subordination Agreement, if an Event of Default shall occur and be continuing, the Lender may take any or all of the following actions: (a) declare the entire right, title, and interest of the Debtor in each of the Patents and Copyrights vested in the Lender for the benefit of the Lender, in which event such right, title, and interest shall immediately vest in the Lender for the benefit of the Lender, in which case the Lender shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (b) take and practice or sell the Patents and Copyrights; and (c) direct the Debtor to refrain, in which event the Debtor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and the Debtor shall execute such other and further documents as the Lender may request further to confirm this and to transfer ownership of the Patents and Copyrights to the Lender for the benefit of the Lender.

     Section 5.7 Collateral Assignment. This Agreement is made for collateral security purposes only. This Agreement and Lender's Security Interest in the Patents and Copyrights shall continue in full force and effect as long as any Obligations shall be owed to the Lender (or any one of them). Upon payment in full of the Obligations, this Agreement shall terminate and Lender shall promptly execute and deliver to the Debtor, at the Debtor's expense, all termination statements and other instruments as may be necessary or proper to terminate Lender's security interest in the Patents and Copyrights, subject to any disposition thereof which may have been made by Lender pursuant to this Agreement.

                            ARTICLE 6

              PROVISIONS CONCERNING ALL COLLATERAL

     Section 6.1 Protection of Lender's Security. The Debtor will at all times keep its Inventory and Equipment insured, at the Debtor's own expense to the extent and in the manner provided in the Purchase Agreement. If the Debtor shall fail to insure its Inventory and Equipment in accordance with the preceding sentence, the Lender shall have the right (but shall be under no obligation), upon prior written notice to the Debtor, to procure such insurance and the Debtor agrees to promptly reimburse the Lender for all reasonable costs and expenses of procuring such insurance. The Lender shall, subject to the Subordination Agreement, at the time any proceeds of such insurance are distributed to the Lender, apply such proceeds in accordance with
Section 7.4 hereof. The Debtor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of the Debtor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Debtor.

     Section 6.2 Further Actions. Subject to the Subordination Agreement, the Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Lender deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

     Section 6.3 Financing Statements. The Debtor agrees to execute and deliver to the Lender such financing statements, in form reasonably acceptable to the Lender, as the Lender may from time to time reasonably request or as are necessary or desirable in the reasonable opinion of the Lender to establish and maintain a valid, enforceable, first priority perfected security interest in the Collateral as provided herein (subject to Permitted Liens) and the other rights and security contemplated hereby all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other relevant law. The Debtor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. The Debtor hereby authorizes the Lender to file any such financing statements without the signature of the Debtor where permitted by law.

                            ARTICLE 7

          REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

     Section 7.1 Remedies; Obtaining the Collateral Upon Default. The Debtor agrees that, if an Event of Default shall have occurred and be continuing, then and in every such case, the Lender, in addition to any rights now or hereafter existing under applicable law, shall, subject to the Subordination Agreement, have all rights as a secured creditor under the UCC in all relevant jurisdictions and may:

          (a) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Debtor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Debtor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Debtor;

          (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Lender;

          (c) withdraw all monies, securities and instruments in the Cash Collateral Account and/or in any other cash collateral account for application to the Obligations in accordance with Section 7.4 hereof;

          (d) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with
     Section 7.2 hereof, or direct the Debtor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

          (e) take possession of the Collateral or any part thereof, by directing the Debtor in writing to deliver the same to the Lender at any place or places reasonably designated by the Lender, in which event the Debtor shall at its own expense:

               (i) forthwith cause the same to be moved to the place or places so designated by the Lender and there delivered to the Lender;

               (ii) store and keep any Collateral so delivered to the Lender at such place or places pending further action by the Lender as provided in Section 7.2 hereof;
          and

               (iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition; and

          (f) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Lender shall in their reasonable judgment determine;

it being understood that the Debtor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Lender shall be entitled to a decree requiring specific performance by the Debtor of said obligation.

     Section 7.2 Remedies: Disposition of the Collateral. Subject to the Subordination Agreement, any Collateral possessed by the Lender under or pursuant to Section 7.1 hereof and any other Collateral whether or not so possessed by the Lender, maybe sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Lender may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Lender or after any overhaul or repair at the expense of the Debtor which the Lender shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceedings permitted by such requirements shall be made upon not less than 10 days' written notice to the Debtor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Debtor or any nominee of the Debtor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified, but in no event in an amount greater than the Obligations then outstanding and provision for any contingent Obligations reasonably acceptable to the Lender. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than 10 days' written notice to the Debtor specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Lender's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two daily newspapers in general circulation in southeastern, Massachusetts. To the extent permitted by any such requirement of law, the Lender may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the Debtor. If, under mandatory requirements of applicable law, the Lender shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Debtor as hereinabove specified, the Lender need give the Debtor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

     Section 7.3 Waiver of Claims. Except as otherwise provided in this Agreement, (a) THE DEBTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE LENDER'S TAKING POSSESSION OR THE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH SUCH DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, (b) the Debtor hereby further waives, to the extent permitted by law:

          (i) all damages occasioned by such taking of possession except any damages which are determined by a final, non-appealable court order to have been caused by the Lender's gross negligence or willful misconduct; and

          (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Lender's rights hereunder; and

               (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and the Debtor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against the Debtor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Debtor.

     Section 7.4    Application of Proceeds. Subject to the
Subordination Agreement:

               (a) All moneys collected by the Lender upon any sale or other disposition of the Collateral, together with all other moneys received by the Lender hereunder, shall be applied to the payment of the Obligations.

               (b) It is understood and agreed that the Debtor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Obligations.

               (c)  After payment in full of the amounts
     specified in the preceding subparagraphs, to the payment to or upon the order of the Debtor, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

     Section 7.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Lender shall be in addition to every other right, power and remedy specifically given under this Agreement, or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on the Debtor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Lender to any other or further action in any circumstances without notice or demand. In the event that the Lender shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Lender may recover reasonable expenses, including reasonable attorneys' fees, and the amounts thereof shall be included in such judgment.

     Section 7.6 Discontinuance of Proceedings. In case the Lender shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lender, then and in every such case the Debtor, the Lender and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Lender shall continue as if no such proceeding had been instituted.

     Section 7.7

     a)   Grant of Power of Attorney.

          (i) Lender as Attorney-in-Fact. The Debtor hereby irrevocably appoints the Lender (and any of its attorneys, officers, employees, or agents) as its true and lawful attorney-in-fact, said appointment being coupled with an interest, with full power of substitution, in the name of Debtor, such Lender, or otherwise, for the sole use and benefit of such Lender in its sole discretion, but at Debtor's expense, and subject to the Subordination Agreement, to exercise, to the extent permitted by law, in its name or in the name of Debtor or otherwise, the powers set forth herein, following the occurrence of an Event of Default (except as to clause (C) below, which power may be exercised at any time), such powers, including, but not limited to, the power at any time: (A) to endorse the name of Debtor upon any instruments of payment, invoice, right, or express bill, bill of landing, storage, or warehouse receipt relating to the Collateral; (C) to sign and file one or more financing statements naming Debtor as debtor and Lender as secured party and indicating therein the types or describing the types of Collateral herein specified; (D) to correspond and negotiate directly with insurance carriers; and (E) to execute any notice, statement, instrument, agreement, or other paper that Lender may require to create, preserve, perfect, or validate any security interest granted pursuant hereto or to enable Lender to exercise or enforce their right hereunder, under any the Purchase Agreement, the Notes issued thereunder, or with respect to such security interest.

          (ii) Liability of Lender as Attorney-in-Fact. Neither the Lender nor any of its attorneys, officer, employees, or agents shall be liable for acts, omissions, any error in judgment, or mistake in fact in its/their capacity as attorney-in-fact, except as a result of gross negligence or willful misconduct. This power, being coupled with an interest in irrevocable until the Liabilities have been fully satisfied. Lender shall not be required to take any steps necessary to preserve any rights against prior parties with respect to any of the Collateral.

                            ARTICLE 8

                           DEFINITIONS

     In addition to terms defined elsewhere herein, the following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

     "Account", "Account Debtor", "Certificated Security", "Chattel Paper", "Commercial Tort Claims", "Control", "Deposit Accounts", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Right", "Payment Intangible", "Proceeds", "Securities Entitlement", "Securities Intermediary", "Supporting Obligations", "Tangible Chattel Paper" and "Uncertificated Security" shall have the respective meanings assigned to such terms in the Uniform Commercial Code, as the same may be in effect in the Commonwealth of Massachusetts from time to time (the "UCC").

     "Agreement" shall mean this Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

     "Cash Collateral Account" shall mean a non-interest bearing cash collateral account maintained with a bank or trust company designated by the Lender, and in the sole dominion and control of, the Lender for the benefit of the Lender.

     "Contract Rights" shall mean all rights of the Debtor
(including, without limitation, all rights to payment) under each Contract.

     "Copyrights" shall mean any United States copyright owned
(or subject to the rights of ownership) by the Debtor, including any registrations of any copyright, in the United States
Copyright Office, as well as any application for a copyright registration now or hereafter made with the United States
Copyright Office by the Debtor.

     "Default" shall mean any event which, with giving of notice or the passage of time, or both, would constitute an Event of Default.

     "Event of Default" shall mean any Event of Default under the Purchase Agreement.

     "Liens" shall mean any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest in a financing lease or analogous instrument, in, of, or on the Debtor's property.

     "Marks" shall mean any United States trademarks, service marks and trade names now owned, subject to a right of ownership or hereafter acquired by the Debtor, including any registration of, or application for, any trademarks and service marks in the United States Patent and Trademark Office, and any trade dress including logos and/or designs used by the Debtor in the United States.

     "Obligations" shall mean (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations and liabilities of the Debtor now existing or hereafter incurred under, arising out of or in connection with the Purchase Agreement or the Notes issued thereunder and the due performance and compliance by the Debtor with the terms of the Purchase Agreement and the Notes issued thereunder; (b) any and all sums advanced by the Lender in accordance with the terms of this Agreement in order to preserve the Collateral or preserve its security interest in the Collateral; and (c) in the event of any proceeding for the collection or enforcement of any obligations or liabilities referred to in clause (a), after an Event of Default shall have occurred and be continuing, the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Lender of their rights hereunder, together with reasonable attorneys' fees and court costs.

     "Patents" shall mean any United States patent owned, subject to a right of ownership by or hereafter acquired by the Debtor and any divisions, continuations, reissues, reexaminations, extensions or renewals thereof, as well as any application for a United States patent now or hereafter made by the Debtor or subject to a right of ownership in such Debtor.

     "Person" shall mean any individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Permitted Liens" shall mean Liens set forth on Exhibit G hereto.

     "Proprietary Information" means all information and know-how worldwide, including, without limitation, technical data, manufacturing data, research and development data, manufacturing data, research and development data, data relating to compositions, processes and formulations, manufacturing and production know-how and experience, management know-how, training programs, manufacturing, engineering and other drawings, specifications, performance criteria, operating instructions, maintenance manuals, technology, technical information, software, engineering and computer data and databases, design and engineering specifications, catalogs, promotional literature and financial, business and marketing plans, inventions and invention disclosures.

     "Trade Secrets" means any secretly held existing engineering and other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of the Debtor worldwide whether written or not written.

                            ARTICLE 9

                          MISCELLANEOUS

     Section 9.1 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, addressed as follows:

          (a)  if to the Debtor:

               44 Hunt Street
               Watertown, MA 02472
               Attention: President

          (b)  if to the Lender:

               Massachusetts Capital Resource Company
               420  Boylston Street
               Boston, MA 02116
               Attention: President

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

     Section 9.2 Waiver; Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Debtor and the Lender.

     Section 9.3 Obligations Absolute. The obligations of the Debtor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Debtor except as required by applicable law; (b) any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement; or (c) any amendment to or modification of the Purchase Agreement or the Notes issued thereunder or any security for any of the Obligations, other than amendments or modifications of this Agreement, whether or not the Debtor shall have notice or knowledge of any of the foregoing.

     Section 9.4 Successors and Assigns. This Agreement shall be binding upon the Debtor and its successors and assigns and shall inure to the benefit of the Lender and their respective successors and assigns. All agreements, statements, representations and warranties made by the Debtor herein or in any certificate or other instrument delivered by the Debtor or on its behalf under this Agreement shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the Purchase Agreement regardless of any investigation made by the Lender or on their behalf.

     Section 9.5 Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 9.6 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO THE CONFLICTS LAWS PROVISIONS OF SUCH COMMONWEALTH.

     Section 9.7 Venue; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the United States District Court for the District of Massachusetts or any of the state courts in the Commonwealth of Massachusetts, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     Section 9.8 Debtor's Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Debtor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Lender shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Lender be required or obligated in any manner to perform or fulfill any of the obligations of the Debtor under or with respect to any Collateral.

     Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Debtor and the Lender.

     Section 9.10 Rights of Senior Lender. The security interest of the Lender granted hereunder and its rights in respect thereof shall be subject to and entitled to the benefits of the terms of the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and the terms of this Agreement, the terms of the Subordination Agreement shall govern. In the event that performance of any affirmative obligation of the Debtor under this Agreement is impossible due to a conflict with an obligation of the Debtor in favor of Sovereign Bank, N.A. (or its successors or assigns), the Debtor will first comply with its obligations in favor of Sovereign Bank, N.A. (or its successors or assigns), and then, to the extent possible, comply with its obligations hereunder, and any such failure so to comply hereunder shall not be a Default or Event of Default under the Loan Documents.

           [Balance of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                              DYNASIL CORPORATION OF AMERICA



                              By:
                                 Richard A. Johnson, Chief
                                 Financial Officer



                              MASSACHUSETTS CAPITAL RESOURCE
                              COMPANY



                              By:
                                 Suzanne L. Dwyer, Vice President
























              Signature Page to Security Agreement

                                                        EXHIBIT A

     Locations of Chief Executive Office and Jurisdiction of
                          Organization


Chief Executive Office
44 Hunt Street
Watertown, MA 02472



Jurisdiction of Organization
State of Delaware

                                                        EXHIBIT B

               Location of Inventory and Equipment

1.   Dynasil Corporation of America

     385 Cooper Road
     West Berlin, NJ  08091

2.   Radiation Monitoring Devices, Inc.

     44 Hunt Street
     Watertown, MA  02472

     50 Hunt Street
     Watertown, MA  02472

3.   RMD Instruments Corp.

     130 Galen Street
     Watertown, MA  02472

     44 Hunt Street
     Watertown, MA  02472

4.   Evaporated Metal Films Corp.

     239 Cherry Street
     Ithaca, NY 14850

5.   Optometrics Corp.

     8 Nemco Way
     Ayer, MA  01432

     34 Bryan Way
     Ayer, MA  01432

6.   Hilger Crystals, Ltd.

     Unit R1 Westwood Estate
     Margate, Kent  CT9 4JL
     United Kingdom


                                                        EXHIBIT C

                       List of  Trademarks

None





                                                        EXHIBIT D

                         List of Patents



A.   Provisional patents filed:

1.  Hypothermia 1- US Provisional Application Number 61/526,375
2.  Hypothermia 2 - US Provisional Application Number 61/576,645
3.  Tissue sealant - US Provisional Application Number 61/594,898
4. Blood storage - red blood cells (joint with Mayo) US Provisional Application No. 61/453,455
5. Blood storage - platelets (joint with Mayo) US Provisional Application No. 61/562,331

B.   Pending patents:

1. Thrombin generation - US Patent Application No. 20120178114,
   PCT number PCT/US08/72555

2. Rapid detection of Tuberculosis - US Patent Application No.
   20090148870, PCT number PCT/US07/11957


C.   Patent Application Status and Issued Patents

See Attached Table.

                                                        EXHIBIT E

                       List of Copyrights



None




                                                        EXHIBIT F

                   Trade Names, Change of Name

  1.   Dynasil Corporation of America
2.   Dynasil
3.   Dynasil Corp.
4.   Dynasil Corporation
5.   DCA
6.   Dynasil Fused Silica - formal D/B/A
7.   Dynasil International
8.   Dynasil International, Inc.
9.   DCI
10.  Dynasil Products - formal D/B/A
11.  Hibshman Corporation
12.  Hibshman Corp.
13.  Hibshman
14.  Evaporated Metal Films Corporation
15.  Evaporated Metal Films Corp
16.  Evaporated Metal Films
17.  EMF Corp
18.  EMF
19.  Optometrics Corporation
20.  Optometrics Corp.
21.  Optometrics
22.  Radiation Monitoring Devices, Inc.
23.  Radiation Monitoring Devices
24.  RMD Research
25.  RMD Acquisition Sub, Inc.
26.  RMD Acquisition Sub
27.  RMD Sub
28.  RMD S
29.  RMD, Inc.
30.  RMD
31.  RMD Instruments Corporation
32.  RMD Instruments Corp
33.  RMD Instruments
34.  RMD I





                                                        EXHIBIT G

                         Permitted Liens

Liens permitted pursuant to Section 4.02(a) of the Purchase
Agreement.

Debtor            Secured Party   Jurisdiction     UCC File Number
Dynasil           Sovereign Bank  Delaware         2011 1068959
Corporation of
America

Dynasil           Sovereign Bank  Delaware         2012 1558958
Biomedical Corp.

Optometrics       Sovereign Bank  Delaware         2011 0604663
Corporation

Radiation         Sovereign Bank  Delaware         2011 0902281
Monitoring
Devices, Inc.

RMD Instruments   Sovereign Bank  Delaware         2011 0902273
Corp.

Evaporated Metal  Sovereign Bank  New York         200809230652651
Films Corp.

Optometrics       US Bancorp      Delaware         2010 0496053
Corporation

Evaporated Metal  US Bank         New York         201204105414844
Films Corp.       Equipment
                  Finance

                                                  Exhibit 2.02(b)


THIS  UNCONDITIONAL  GUARANTEE IS SUBJECT TO  THE  SUBORDINATION
AGREEMENT  DATED AS OF JULY 31, 2012 AMONG THE PRINCIPAL  DEBTOR
CERTAIN  AFFILIATES  OF  THE PRINCIPAL DEBTOR,  THE  LENDER  AND
SOVEREIGN BANK, N.A.

                     UNCONDITIONAL GUARANTEE

1. As used in this Unconditional Guarantee (the "Guarantee"), the following terms shall have the following meanings:

     "Person" includes any individual, partnership, corporation, unincorporated association and any other legal entity.

     "Undersigned" means the Person or, if more than one, all of the Persons by whom or on whose behalf this Guarantee is executed.

     "Lender" means MASSACHUSETTS CAPITAL RESOURCE COMPANY, a
Massachusetts special purpose limited partnership.

     "Liabilities" as defined in the Loan Agreement.

     "Loan Agreement" means that certain Note Purchase Agreement by and between Principal Debtor and Lender, dated of even date herewith, as amended or modified from time to time.

     "Principal Debtor" means DYNASIL CORPORATION OF AMERICA, a
Delaware corporation.

     "Principal Debtor's Liabilities to Lender" means the Liabilities and all other undertakings by, and existing and future liabilities of, Principal Debtor to Lender of every nature whatsoever, whether presently existing or hereafter arising, including, but not being limited to, liabilities arising out of loans, discounts, advances or extensions of credit, and specifically including, without limitation the obligations arising under the Loan Agreement, and any documents or liabilities related thereto.

     "Subordination Agreement" means the Subordination Agreement dated as of July 31, 2012 among the Principal Debtor, certain affiliates of the Principal Debtor, the Lender and Sovereign Bank, N.A., as the same may be amended or modified from time to time.

2. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Undersigned hereby unconditionally guarantees to Lender, subject to the Subordination Agreement, the due performance, including, but not being limited to, the full and prompt payment when due, of the Principal Debtor's Liabilities to Lender. This Guarantee is given to induce Lender to purchase the Notes and make the loans identified in the Note Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Undersigned. The making of such loans to Principal Debtor by the Lender is of direct and substantial benefit to the Undersigned, and it is a precondition to the Lender agreeing to make the loans that the Undersigned execute and deliver this Guarantee. This is a guarantee of payment and not of collectibility. This Guarantee is a continuing one and shall be effective and binding on the Undersigned regardless of how long before or after the date hereof Principal Debtor's Liabilities to Lender were or are incurred.

3. The amount of the Undersigned's liability hereunder shall be unlimited. This is an unconditional guarantee of payment and of performance. Upon default in payment or performance of any of the Principal Debtor's Liabilities to Lender at any time, the Lender may treat the whole of all of the Principal Debtor's Liabilities to Lender as being due and payable immediately and, subject to the Subordination Agreement, collect from the Undersigned the total amount thereof. The Lender may enforce this Guarantee, subject to the Subordination Agreement, against the Undersigned without first pursuing its remedies against any other entity (including without limitation Principal Debtor or any other Guarantor (a "Guarantor") who has executed and delivered to the Lender a guarantee similar to this Guarantee) or collateral, and notwithstanding the bankruptcy or insolvency of any other party, including without limitation Principal Debtor.

4. The liability of the Undersigned hereunder is absolute and unconditional and shall not be affected in any way by reason of
(a) any failure to retain or preserve any rights against any Person or Persons (including Principal Debtor or any other Guarantor ) or in any property, (b) the invalidity of any such rights which may be attempted to be obtained, (c) the invalidity of any of the Principal Debtor's Liabilities to Lender, (d) the lack of prior enforcement of any rights against any Person or Persons (including any Principal Debtor and/or any other Guarantor) or in any property, or (e) the amendment, modification, replacement, substitution, renewal or extension of any of the Principal Debtor's Liabilities to Lender. The Undersigned hereby waives any right to require, and the benefit of all laws now or hereafter in effect giving the Undersigned the right to require, any such prior enforcement, and the Undersigned agrees that any delay in enforcing or failure to enforce any such rights shall in no way affect the liability of the Undersigned hereunder, even if such rights are thereby lost.

5. The Undersigned hereby waives all notices whatsoever with respect to this Guarantee and any of the Principal Debtor's Liabilities to Lender, including, but not being limited to, notice of: (a) Lender's acceptance hereof and intention to act in reliance hereon, of its reliance hereon, of the present existence or future incurring of any of the Principal Debtor's Liabilities to Lender, (b) the amount, terms and conditions thereof, and (c) any defaults thereon. The Undersigned hereby consents to the taking of, or failure to take, from time to time without notice to the Undersigned, any action of any nature whatsoever with respect to any of the Principal Debtor's Liabilities to Lender and with respect to any rights against any Person or Persons (including any Principal Debtor and/or any other Guarantor) or in any property, including, but not being limited to, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Undersigned will remain fully liable hereon notwithstanding any of the foregoing; provided, however, that the granting of a release of the liability of a Guarantor to the Lender shall be effective with respect to the liability of the Guarantor who is specifically so released but shall in no way affect the liability of any Guarantor not so released. The dissolution, death or incapacity of any Guarantor shall in no way affect the liability to Lender of any other Guarantor. The Undersigned hereby waives the benefit of all laws now or hereafter in effect in any way limiting or restricting the liability of the Undersigned hereunder. To the fullest extent permitted by law, the Undersigned also waives the right to a fair market value credit in any action brought by Lender to recover a deficiency judgment against the Undersigned.

6. As utilized in this paragraph, the term "insolvent" refers to a Person who either (A) has property which, at a fair valuation on a going concern basis, is not sufficient in amount to pay its debts, or (B) is unable, by its available assets or the honest use of credit, to pay its debts as they become due, or
(C) has debts greater than all of its property, at a fair valuation on a going concern basis, exclusive of property which would constitute, under the Bankruptcy Code (as hereinafter defined), property exempt from a bankrupt's estate. The Undersigned hereby represents and warrants to Lender that, on the date hereof, it is not insolvent. The Undersigned is not engaged, or about to engage, in an activity or transaction for which the assets remaining in its hands are unreasonably small. The Undersigned does not intend to, nor believes that it will, incur debts beyond its ability to pay as they mature. The Undersigned has no intent to avoid payment of any of its present or future valid obligations.

7. The Undersigned agrees that, in lieu of any right to indemnification that it might have against Principal Debtor, which right is hereby waived, the Undersigned shall be subrogated to the rights of the Lender solely if the Undersigned fully satisfies and discharges the Principal Debtor's Liabilities to Lender. This right of subrogation shall be the Undersigned's sole remedy against Principal Debtor and, unless and until the Undersigned fully satisfies and discharges in full the Principal Debtor's Liabilities to Lender, the Undersigned hereby subordinates and assigns to Lender, all rights or claims it may have against Principal Debtor, including, without limitation, all rights of reimbursement and restitution. Until payment in full of the Principal Debtor's Liabilities to Lender including interest accruing thereon after the commencement of a proceeding, if any, by or against Principal Debtor under the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq., and the regulations adopted and promulgated pursuant thereto (collectively, the "Bankruptcy Code"), which interest the parties agree shall remain a claim that is prior and superior to any claim of the Undersigned notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally, the Undersigned agrees not to accept any payment or satisfaction of any kind of indebtedness of Principal Debtor to the Undersigned and hereby assigns such indebtedness to the Lender, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization.

8. The aggregate amount payable by the Undersigned hereunder shall be limited to the largest amount which would not render the Undersigned's liability hereunder subject to avoidance under
Section 548 of the Bankruptcy Code or to being set aside under any applicable state fraudulent conveyance law, anything to the contrary herein notwithstanding.

9. In addition to all other liability of the Undersigned hereunder, the Undersigned also agrees to pay to Lender, on demand, all reasonable costs and expenses (including reasonable counsel fees) which may be incurred in the enforcement of any of the Principal Debtor's Liabilities to Lender and/or the liability of the Undersigned hereunder. If any of the Principal Debtor's Liabilities to Lender is not duly performed, including prompt payment when due to any amount payable thereon, subject to any applicable grace periods, all the Principal Debtor's Liabilities to Lender, shall at Lender's option, be deemed to be forthwith due and payable for the purposes of this Guarantee and the liability of the Undersigned hereunder. No delay in making demand on the Undersigned for performance or payment of the Undersigned's obligations hereunder shall prejudice the right to enforce said performance or payment. The Undersigned's liability shall extend to any and all reasonable attorney's fees and interest incurred by Lender relating to the Principal Debtor's Liabilities to Lender post-petition in any bankruptcy proceeding even if Principal Debtor is relieved of such fees and interest.

10. Notwithstanding the full repayment of the Principal Debtor's Liabilities to Lender, if the Principal Debtor is the subject of a proceeding under the Bankruptcy Code, this Guarantee and the Undersigned's obligations hereunder shall remain in full force and effect and shall not terminate until the later of (a) the expiration (without the filing of a claim) of the statutory period set forth in the Bankruptcy Code, during which a claim may be filed seeking to have Lender disgorge amounts received hereunder to the Principal Debtor's estate in bankruptcy, or (b) full repayment by the Undersigned of any amounts received by Lender which Lender is required to disgorge to the Principal Debtor's estate in bankruptcy pursuant to any order of the Bankruptcy Court.

11. If the Undersigned consists of more than one Person, such Persons shall be jointly and severally liable hereunder. The Undersigned shall also be jointly and severally liable hereunder with any other Persons who have guaranteed or endorsed the Principal Debtor's Liabilities to Debtor or any of them for the full amount of the Undersigned's liability hereunder. This Guarantee shall inure to the benefit of Lender, its successors, assigns, endorsees and any Person or Persons, including any banking institution or other institutions, to whom Lender may grant any interest in the Principal Debtor's Liabilities to Lender or any of them, and shall be binding upon the Undersigned and the Undersigned's executors, administrators, successors, assigns and other legal representatives. No amendment, modification, termination, or waiver of any provision of this Guarantee shall be effective unless the same shall be in writing and signed by the Lender.

12. All written notices and other written communications with respect to this Guarantee shall be sent by overnight mail, by facsimile or delivered in person, and in the case of the Lender shall be sent to it addressed as follows: Massachusetts Capital Resource Company, 420 Boylston Street, Boston, MA 02472,
Attention: President, and in the case of the Guarantor shall be sent to it at its chief executive office set forth beneath its signature to this Guarantee or as otherwise directed by the Guarantor in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

13. THIS GUARANTEE AND THE PERFORMANCE OF THE UNDERSIGNED'S OBLIGATIONS HEREUNDER SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Guarantee.

14. To induce Lender to accept this Guarantee, the Undersigned irrevocably agrees that, subject to Lender's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS GUARANTEE SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE COMMONWEALTH OF MASSACHUSETTS. THE UNDERSIGNED HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID JURISDICTION. The Undersigned hereby waives personal service of any and all process upon it and consents that all such service of process may be made by intentionally recognized overnight courier or hand delivery directed to the Undersigned at its notice address as provided for in Section 12 hereof and service so made shall be deemed completed (i) in the case of service made by overnight courier, one (1) Business Day after the same shall have been delivered to such overnight courier and (ii) in the case of hand delivery to the Undersigned, on the date so delivered. THE UNDERSIGNED HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH UNDERSIGNED BY LENDER IN ACCORDANCE WITH THIS SECTION.

15. THE UNDERSIGNED HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS GUARANTEE, THE PRINCIPAL DEBTOR'S LIABILITIES TO LENDER, ANY ALLEGED TORTIOUS CONDUCT BY THE UNDERSIGNED OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN THE UNDERSIGNED AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.



     IN WITNESS WHEREOF, the Undersigned, intending to be legally bound hereby has duly executed this Guarantee under seal this 31st day of July, 2012.

                                   _________________________



Attest:                            By:
_________________________

Name:
Name:_______________________
Title:
Title: _______________________
                                   Address: _____________________
                                   _____________________________

[SEAL]

                                                  Exhibit 2.02(c)


THIS   GUARANTOR   SECURITY  AGREEMENT   IS   SUBJECT   TO   THE
SUBORDINATION  AGREEMENT DATED AS OF JULY  31,  2012  AMONG  THE
GUARANTOR,  CERTAIN AFFILIATES OF THE GUARANTOR, THE LENDER  AND
SOVEREIGN BANK, N.A., AS SET FORTH IN SECTION 11 HEREOF.


                  GUARANTOR SECURITY AGREEMENT


     SECURITY AGREEMENT, dated July 31, 2012, from
________________, a [Delaware] corporation (the "Guarantor"), to
MASSACHUSETTS CAPITAL RESOURCE COMPANY, a Massachusetts special purpose limited partnership (the "Lender").

                     PRELIMINARY STATEMENT

     A. Dynasil Corporation of America, a Delaware corporation (the "Borrower"), is entering into a Note Purchase Agreement with the Lender dated as of the date hereof (the "Loan Agreement"), authorizing the Lender to make certain loans to the Borrower (the "Loans") to be evidenced by a certain promissory notes described therein (the "Note"). The term "Notes," as utilized herein, shall include any extensions, renewals, modifications or novations of a Note.

     B. Pursuant to the terms and provisions of the Loan Agreement, the Guarantor has executed and delivered to the Lender an Unconditional Guarantee, dated as of the date hereof (the "Guarantee"), whereby the Guarantor has guaranteed the payment and performance of the Liabilities (as such term is defined in the Loan Agreement) to the Lender.

     C. It is a precondition to the execution and delivery by the Lender of the Loan Agreement that this Agreement be executed and delivered by the Guarantor and the security contemplated hereby be provided.

     l. Definitions. The following terms, when utilized herein, shall have the meaning indicated:
          Collateral:  As defined in paragraph 2 below.

          Default : An event which with notice, or lapse of time, or both, would constitute an Event of Default hereunder.

          Equipment: As defined in the Security Agreement granted to the Lender by the Borrower in connection with the Loan
Agreement.

          Events of Default:  As defined in paragraph 7 below.

          Inventory: As defined in the Security Agreement granted to the Lender by the Borrower in connection with the Loan
Agreement.

          Loan Documents:  The Loan Agreement, the Security
Agreement, the Guaranties and the other agreements executed in connection with the Loan Agreement.

          Obligor: As defined in the Security Agreement granted to the Lender by the Borrower in connection with the Loan
Agreement.

          Permitted Liens: As defined in the Security Agreement granted to the Lender by the Borrower in connection with the Loan
Agreement.

         Subordination Agreement: The Subordination Agreement dated as of July 31, 2012 among the Guarantor, certain affiliates of the Guarantor, the Lender and Sovereign Bank, N.A., as the same may be amended or modified from time to time.

     2. Grant of Security Interest. As security for (a) the punctual performance in full by the Borrower and each other Obligor of its obligations under the Loan Documents (including without limitation the Notes and the Guarantee), (b) the punctual payment in full of all Liabilities and other amounts owing or to be owing under any Loan Document (including without limitation the Note and the Guarantee), (c) the punctual payment of any other amounts which at any time may be due and payable from the Borrower or any other Obligor to the Lender however created, arising, or evidenced, whether direct or indirect, absolute or contingent, including without limitation pursuant to swap agreements (as defined in Section 101 of Title 11 of the United States Code), future advances, and all costs and expenses incurred by the Lender to obtain, preserve, perfect, and enforce the security interests herein granted, and to maintain, preserve and collect the property subject to such security interests, and
(d) the punctual performance in full by the Guarantor of its obligations under this Agreement and the Guarantee, in each case whether presently existing or hereafter arising (collectively, the "Obligations"), the Guarantor hereby irrevocably grants a first priority security interest (subject to Permitted Liens) to the Lender and its successors hereunder in all of its assets and personal property (whether tangible or intangible) and fixtures, in each case whether presently existing or hereafter acquired (collectively, the "Collateral"). The Collateral shall include, but not be limited to, the following:

          I. The Guarantor's inventory, which shall mean, in addition to the definition thereof contained in the Uniform Commercial Code of the Commonwealth of Massachusetts, all of the Guarantor's inventories of materials, supplies, work-in-process and finished goods, and additions, substitutions, replacements or otherwise of all the foregoing, whether presently existing or hereafter acquired.

         II. The Guarantor's accounts (including, without limitation, accounts presently existing or hereafter arising pursuant to any contract or other commitment with the federal government (or any agency or department thereof)), which shall mean, in addition to the definition thereof contained in the Uniform Commercial Code of the Commonwealth of Massachusetts, any and all obligations of any kind at any time due and/or owing to the Guarantor and all rights of the Guarantor to receive payment or any other consideration (whether classified under the Uniform Commercial Code of the Commonwealth of Massachusetts or any other state as accounts, contract rights, chattel paper, general intangibles, or otherwise), including without limitation invoices, contract rights, account receivables, leases, chosen-in-action, tax refunds and rebates, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to the Guarantor from any person, firm, governmental authority, corporation or any other entity, all credit insurance, guaranties, letters of credit and other security therefor, and all the Guarantor's rights to goods sold (whether delivered, undelivered, in transit or returned) which may be represented thereby, all of which whether presently existing or hereafter arising.

        III. The Guarantor's general intangibles (including, without limitation, to the extent assignable, all rights under any franchise, license or similar agreement, the Guarantor's rights as lessor or lessee under any lease or sublease of property, tax refunds and rebates, and all trade names and trademarks), all of which whether presently existing or hereafter arising.

        IV. The Guarantor's furniture, fixtures, machinery, equipment and motor vehicles, and any additions, substitutions, replacements or otherwise of all of the foregoing, whether presently existing or hereafter acquired.

         V. All claims of the Guarantor against third parties for loss or damage to, or destruction of any and all of the foregoing, all proceeds (including insurance proceeds), products, claims, right, power, privileges and remedies under any and all of the foregoing, all guarantees, security and liens for payment of any accounts, and documents of title, policies, certificates of insurance, securities, chattel paper, and other documents and instruments evidencing or pertaining thereto, and all files (including but not limited to books and records), correspondence, computer programs, tapes, disks and related data processing software owned by the Guarantor or in which the Guarantor has an interest which contain information identifying any one or more of the items in subparagraphs I, II, III, and IV above, or any account debtor, showing the amounts owed by each, payments thereon or which are otherwise necessary or helpful in the rehabilitation or collection thereof, all of which whether presently existing or hereafter arising.

          VI. All of the Guarantor's trade secrets and other proprietary information, trademarks, service marks and business names and the goodwill of the business relating thereto, copyrights and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable), patent applications and patents and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, whether presently existing or hereafter arising; all license agreements relating to any of the foregoing and income therefrom; books, records, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes, and other physical manifestations of the foregoing; the right to sue for all past, present, and future infringements of the foregoing; and proceeds of the foregoing; in each case whether presently existing or hereafter arising.

          VII. Any and all moneys, securities, drafts, notes, tax refunds, contracts, instruments, certificates of deposit, leases, licenses, general intangibles and other property of the Guarantor, including customer lists, and all proceeds and products thereof, now or hereafter held or received, by or in transit to, the Lender from or for the Guarantor or which may now or hereafter be in the possession of the Lender, or as to which the Lender may now or hereafter control possession, by documents of title or otherwise, and any and all deposits, accounts, general or special, balances, sums, proceeds, and credits of the Guarantor and all rights and remedies which the Guarantor might exercise with respect to any of the foregoing, but for the execution of this Agreement.

     3. Representations. The Guarantor hereby represents, covenants and warrants to the Lender as follows:

(a) The Guarantor has the corporate power to execute, deliver, and perform this Agreement and the documents to be delivered hereunder, each of which has been duly authorized by all necessary corporate action on the part of the Guarantor. This Agreement has been duly executed and delivered by the Guarantor and constitutes a legal, valid, and binding obligation of the Guarantor enforceable against it in accordance with its terms.

(b) (b) The making and performance by the Guarantor of this Agreement will not violate any provision of law or of the Certificate of Incorporation, By-laws, or other constituent document of the Guarantor, or (other than breaches or defaults contemporaneously waived) result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Guarantor pursuant to any indenture, agreement or instrument to which the Guarantor is a party or by which the Guarantor or the Guarantor's property may be bound or affected.

(c) The chief executive office and principal place of business of the Guarantor, the place where the Guarantor keeps its records pertaining to its accounts and contract rights, and the place where the Guarantor keeps the original copies of its instruments and chattel paper, is located at the address for the Guarantor set forth beneath its signature to this Agreement.

(d) Except as set forth in the Loan Agreement, the Guarantor has not utilized any name other than its corporate name in the conduct of its business for the five year period prior to the date hereof.

(e) The Guarantor has not utilized any name other than its proper corporate name in providing a security interest in any of its personalty, both tangible and intangible.

          4. Covenants. The Guarantor hereby warrants and covenants that, until the termination of this Agreement:

(a) Subject to the Subordination Agreement, the Guarantor will promptly take all action which in the opinion of the Lender or its counsel is reasonably necessary or appropriate in order to perfect the security interests contemplated by this Agreement (including filing all appropriate financing statements), such that such security interests shall constitute perfected, first priority liens subject solely to the prior liens granted to Sovereign Bank N.A. (or other holders of Senior Debt) and to Permitted Liens, and the Guarantor will, promptly upon the request of the Lender, give such evidence thereof as the Lender may reasonably request, which evidence shall be in form and substance satisfactory to the Lender and its counsel.

(b) Promptly upon the request of the Lender, the Guarantor will give to the Lender such information pertaining to the Collateral as the Lender may reasonably request.

(c) The Guarantor will not sell, exchange, lease, assign, encumber, pledge, hypothecate or otherwise dispose of any of the Collateral, other than Permitted Liens, sales of Inventory in the ordinary course of business and sales or disposals of obsolete or worn-out Equipment in the ordinary course of business.

(d) The Guarantor will maintain the Collateral in good condition, repair and order (ordinary wear and tear excepted) and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained.

(e) The Guarantor shall keep and maintain accurate and current books and records regarding the Collateral and its business operations and shall, during normal business hours and upon prior written notice prior to the occurrence of an Event of Default and at any time and with no notice required at any time after the occurrence of an Event of Default, allow the Lender to examine or inspect said books and records.

(f) The Guarantor will maintain insurance with responsible and reputable insurance companies in such amounts and covering such risks as is reasonably satisfactory to the Lender. Without limiting the foregoing, the Guarantor shall provide and keep in force insurance on the Collateral required under the terms and provisions of the Loan Agreement. The Guarantor shall supply the Lender with certificates evidencing such insurance at such times as the Lender may request.

(a) (g) The Guarantor will pay when due taxes and assessments of any nature relating to the Collateral or its use; provided, that Guarantor shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as
(i) the amount so contested is shown on the financial statements of Guarantor; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) subject to the Subordination Agreement, if Lender in the exercise of its sole discretion shall require, Guarantor keep on deposit with Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if Guarantor fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes.

(h) Subject to the Subordination Agreement, if any of the Collateral is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money or other instrument (as that term is defined in the Uniform Commercial Code), the Guarantor will promptly deliver such instrument to the Lender appropriately endorsed to the Lender's order. Regardless of the form of such endorsement, the Guarantor hereby waives presentment, demand, dishonor, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

(i) The Guarantor will not change its name, identity or structure such that any filed financing statement pertaining to the Collateral becomes seriously misleading, nor will the Guarantor change the state of situs of (i) any of the Collateral,
(ii) its principal place of business, (iii) its chief executive office, or (iv) the office where it keeps its records concerning its accounts and contract rights; without in each case first (A) notifying the Lender in writing of such a change at least thirty
(30) days prior to such change, (B) taking all action required to maintain the perfected, first priority status of the security interests purported to be created hereunder and (C) obtaining the prior written consent of the Lender to such action.

(j) At any time and from time to time, on the written request of the Lender, the Guarantor will execute and deliver such further documents (including without limitation financing and continuation statements) and, subject to the Subordination Agreement, do such further acts and things as the Lender may reasonably request in order to better assure, convey, assign, transfer, and confirm unto the Lender the property and rights hereby conveyed or assigned or intended now or hereafter so to be.

(k) The Guarantor will promptly notify the Lender of the occurrence of a Default or an Event of Default.

     5.  INTENTIONALLY OMITTED.

     6.  Remedies Upon Default; Etc.

          (a) During the continuance of an Event of Default and subject to the Subordination Agreement, the Lender, may at any time without notice or demand:

               (i) At any time and from time to time, with or without process of law and with or without the aid or assistance of others, enter upon any premises in which the Collateral or any part thereof may be located and take possession of, render unusable or remove the Collateral or any part thereof, and the Guarantor shall not resist or interfere with such action.

               (ii) Require the Guarantor to assemble and make available to the Lender all or any part of the Collateral at any place and time designated by the Lender which is reasonably convenient to the Lender and the Guarantor.

               (iii) Sell, resell, lease, assign, deliver or otherwise dispose of the Collateral or any part thereof in its existing condition or following any commercially reasonable preparation or processing, at public or private proceedings, in such manner and for such terms and at such places and times as the Lender deems best (subject to any applicable statutory requirement of reasonableness), and buy any of the Collateral at a public sale. The Guarantor acknowledges that ten (10) days notification of any action shall in all cases be deemed reasonable.

               (iv) Collect, in its own name or in the name of the Guarantor, the accounts, contract rights, instruments, or obligations under chattel paper forming a part of the Collateral, or require the proceeds of, or any payments with respect to any item of, the Collateral to be made directly or indirectly to it or to its designee (the Lender having the right at any time following the occurrence of an Event of Default to notify or require the Guarantor to notify the Guarantor's account debtors of the security interests created in favor of the Lender hereunder).

               (v)  Take any action with respect to the
Collateral that the Guarantor could take.

               (vi) Exercise any other right or remedy provided by law.

          (b) Any action or failure to act by the Lender shall in no manner waive or release any of its respective rights or remedies. The Lender shall have no duty to act hereunder, and the Guarantor will in no manner hinder the Lender's actions hereunder. None of the rights, privileges or powers provided hereunder shall be exclusive, but each of them shall be cumulative with and in addition to every other right, remedy, privilege, and power now or hereafter existing in the respective favor of the Lender. The Guarantor hereby waives any right it may have of redemption or to require a marshaling of assets. The Guarantor hereby further waives any and all rights to notice or to hearing prior to the Lender's taking immediate possession or control of any Collateral, and to any bond or security which might be required by applicable law prior to the exercise of any of the Lender's remedies against any Collateral.

     7. Events of Default. Each of the following shall constitute an "Event of Default" under this Agreement:

          (a) Any material representation, statement or warranty made by the Guarantor herein or furnished hereunder shall prove to have been incorrect in any material respect when made; or

          (b) The Guarantor shall default in the performance or observation of any agreement contained herein and such failure continues for a period of fifteen (15) days; or

          (c) An Event of Default, as such term is defined in any Loan Document, occurs thereunder.

     8. Notices. All written notices and other written communications with respect to this Agreement shall be sent by overnight mail, by facsimile or delivered in person, and in the case of the Lender shall be sent to it addressed as follows:
Massachusetts Capital Resource Company, 420 Boylston Street, Boston, MA 02472, Attention: President, and in the case of the Guarantor shall be sent to it at its chief executive office set forth beneath its signature to this Agreement or as otherwise directed by the Guarantor in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

     9. Termination and Release. Upon the payment in full of the Notes and all other Obligations (other than unasserted contingent obligations) and the payment (or the making of provision satisfactory to the Lender) of all other sums, if any, then secured hereby, this Agreement shall terminate and all of the terms, conditions, and requirements hereof and the security interests created hereby shall be null and void and of no further force and effect. In such event, the Lender shall, upon request, execute and deliver such proper instruments of release and satisfaction as may reasonably be requested by the Guarantor.

     10.  Miscellaneous.

          (a) The Guarantor agrees to pay, or reimburse the Lender for, all necessary and reasonable costs and expenses (including reasonable attorneys' fees) incurred in taking action in response to an Event of Default hereunder, including the realization of the Collateral and the collection of amounts due.

          (b) If any provision hereof is declared to be in conflict with any statute or rule of law, then such provision shall be null and void to the extent that it may conflict therewith, but without invalidating the other provisions hereof, which shall remain in full force and effect.

          (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the Guarantor and the Lender and their respective successors and assigns. This Agreement shall be deemed executed and delivered within Massachusetts and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

          (d) The Guarantor irrevocably appoints each and every officer of the Guarantor as its attorneys upon whom may be served, by regular or certified mail at the address for the Guarantor set forth beneath its signature to this Agreement, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any other Loan Document; and the Guarantor hereby consents that any action or proceeding against it may be commenced and maintained by service of process on any such officer.

          (e)  The Guarantor hereby irrevocably and
unconditionally agrees that any suit, action, or other legal proceeding arising out of or in connection with this Agreement, or the transactions contemplated hereby, shall be brought in the courts of record of the Commonwealth of Massachusetts or the courts of the United States located in said state, consents to the jurisdiction of each such court in any such suit, action or proceedings, and waives any objection to the venue of any such suit, action or proceedings in any of such courts.

          11. Subordination Agreement. The security interest of the Lender granted hereunder and its rights in respect thereof shall be subject to and entitled to the benefits of the terms of the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and the terms of this Agreement, the terms of the Subordination Agreement shall govern. In the event that performance of any affirmative obligation of the Guarantor under Section 4 herein is impossible due to a conflict with an obligation of the Guarantor in favor of Sovereign Bank, N.A (or its successors or assigns), Guarantor will first comply with its obligations in favor of Sovereign Bank, N.A. (or its successors or assigns), and then, to the extent possible, comply with its obligations hereunder, and any such failure so to comply hereunder shall not be a Default or Event of Default under the Loan Documents.



     IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

                                   _____________________________


Attest:
By:_________________________

Name:
Name:______________________
Title:
Title: _______________________
                                   Address: ____________________

                                   ____________________________

[SEAL]

                                                  Exhibit 2.02(e)

                 DYNASIL CORPORATION OF AMERICA

             Matters to be Covered by Opinion Letter

                                                    July __, 2012



Massachusetts Capital Resource Company
420 Boylston Street
Boston, Massachusetts  02472

Ladies and Gentlemen:

     We have acted as special counsel to Dynasil Corporation of America, a Delaware corporation (the "Company") and Dynasil Biomedical Corp., a Delaware corporation, ("Biomedical") Optometrics Corporation, a Delaware corporation ("Optometrics"), Evaporated Metal Films Corp., a New York corporation ("EMF"), Radiation Monitoring Devices, Inc., a Delaware corporation ("RMD"), and RMD Instruments Corp., a Delaware corporation ("RMD Corp." and together with Biomedical, Optometrics, EMF, RMD and RMD Corp., the "Guarantors" and, together with the Company, the "Opinion Parties"), in connection with that certain Note Purchase Agreement, dated as of July __, 2012 (the "Note Purchase Agreement"), between the Company and Massachusetts Capital Resource Company (the "Purchaser"). This opinion letter is furnished to you pursuant to the requirements set forth in
Section 2.02(e) of the Note Purchase Agreement in connection with the closing thereunder on the date hereof. Capitalized terms used herein that are defined in the Note Purchase Agreement shall have the meanings set forth in the Note Purchase Agreement, unless otherwise defined herein.

     As used in this opinion letter, (i) the terms "accounts," "as-extracted collateral," "boats", "chattel paper," "consumer goods", "cooperative interest," "debtor," "deposit account," "documents," "equipment," "farm products", "financing statement," "fixtures," "general intangible," "inventory," "investment property," "mobile goods", "proceeds," "registered organization," "rolling stock", "secured party," "security interest", "timber to be cut" and "transmitting utility" have the meanings set forth or incorporated in the Uniform Commercial Code (the "UCC") as in effect in the State of Delaware (the "Delaware UCC"), the State of New York (the "New York UCC") and the Commonwealth of Massachusetts (the "Massachusetts UCC"), as applicable (in each case, the "Applicable UCC") and (ii) the term "instrument" has the meaning set forth in Article 9 of the Applicable UCC.

     For purposes of this opinion, we have reviewed copies of the Applicable Note Documents (as defined in Appendix A hereto). We have also reviewed the Related Documents (as defined in Appendix
A hereto).

     In our examination of the Applicable Note Documents and the Related Documents (collectively, the "Documents"), we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies) and the accuracy of all public records and documents. As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents and upon a certificate of an officer of the Company furnished to us (the "Officer's Certificate"), an unsigned copy of which is attached hereto as Appendix B, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing. When used in this opinion, the phrase "to our knowledge" or an equivalent phrase limits the statements it qualifies to the actual knowledge of those attorneys of this firm responsible for preparing this opinion after such inquiry as they deemed appropriate.

     For purposes of this opinion letter, we have assumed that
(a) each of the parties to the Applicable Note Documents (other than the Opinion Parties) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Applicable Note Documents and each of such parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Applicable Note Document(s),
(b) each of the parties to the Applicable Note Documents (other than the Opinion Parties) has duly authorized the Applicable Note Document(s) to which it is a party, (c) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Applicable Note Documents, (d) the conduct of all parties to the Applicable Note Documents has complied with any requirements of good faith, fair dealing and conscionability, and
(e) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Applicable Note Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

     For purposes of this opinion, we have made the following further assumptions: (a) that all orders, judgments, decrees, agreements and contracts (other than the Applicable Note Documents) would be enforced as written; (b) that none of the Opinion Parties will in the future take any discretionary action (including a decision not to act) permitted under the Applicable Note Documents that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (c) that the Opinion Parties will obtain all permits and governmental approvals required in the future, and take all actions required or relevant subsequent to the consummation of the transactions contemplated under the Applicable Note Documents; or performance of the Applicable Note Documents, as applicable; and (d) that all parties to the Applicable Note Documents (other than the Opinion Parties) will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Applicable Note Documents.

     For purposes of the opinions expressed in paragraph (7) below, we have made the following additional assumptions:

          (a) that none of the collateral described in the Applicable Note Documents constitutes motor vehicles, vessels, boats, rolling stock, mobile goods, consumer goods, farm products or property described in Section 9-311(a) of the Applicable UCC, fixtures, extracted collateral, or a cooperative interest or timber to be cut;
          (b) that the Financing Statements (as defined in Appendix A hereto) have been duly filed and properly indexed in the Filing Office (as defined in Appendix A hereto), in the form attached hereto as Schedule II, with the appropriate fees paid;

          (c) that the Financing Statements give an address of each secured party from which information concerning the security interest in the UCC Collateral (as defined in Paragraph 6 below) may be obtained;

          (d) that the Opinion Parties have, and will have, at all times relevant to this opinion, rights or the power to transfer rights (within the meaning of Section 9-203(b)(2) of the Applicable UCC) in the applicable Collateral;

          (e) that the Purchaser has, and will have, at all times relevant to this opinion, given value (within the meaning of Section 9-203(b)(1) of the Applicable UCC); and

          (f) that the exact legal name of the Opinion Parties is as set forth in the copy of the organizational documents certified to us by the Secretary of State of the State of Delaware or the Secretary of State of the State of New York, as applicable.

     Insofar as our opinion relates to UCC Collateral constituting proceeds, our opinions in such paragraph (7) is subject to the limitations set forth in Section 9-315 of the Applicable UCC.

     We also call your attention to the following:

          (a)   security interests in certain categories of UCC
     Collateral may not be subject to perfection by the filing of a financing statement or may be subject to perfection by other means in addition to the filing of a financing statement;

          (b) a "buyer in the ordinary course of business" (as defined in Section 9-320 of the Applicable UCC) takes its rights free of the security interests under the Applicable
     Note Documents;

          (c) a "licensee in the ordinary course of business" (as defined in Section 9-321 of the Applicable UCC) takes its rights under a license of general intangibles free of the security interests under the Applicable Note Documents; and

          (d) the security interests granted under the Applicable Note Documents and the enforcement of the Purchaser's rights therein are subject to Sections 9-407, 9-
     408 and 9-409 of the Applicable UCC.

     We express no opinion as to (a) the validity or perfection of security interests in any collateral other than UCC Collateral, (b) the priority of any security interests granted pursuant to any Applicable Note Document, (c) validity, perfection or priority of security interests in patents, trademarks, tradenames, service marks, logos, commercial tort claims or copyrights or other intellectual property and the proceeds thereof which may constitute a part of the Collateral,
(d) the enforceability against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department of the United States of America or any State thereof) of any security interest in any of the Collateral as to which such government or agency is obligated to the extent the same is excluded from
Article 9 of the UCC; or (e) title to or the existence of any of the Collateral.

     This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect:
(a) the federal laws of the United States of America (except as otherwise provided herein), (b) the Delaware General Corporation Law and the Delaware UCC, (c) the New York General Corporation Law and the New York UCC (d) the Massachusetts UCC and the laws of the Commonwealth of Massachusetts; provided, however, that the laws described in clauses (a), (b), (c) and (d) above shall not include (and we express no opinion as to) the Employee Retirement Income Security Act of 1974, as amended, any state securities laws, rules or regulations or any federal or state antitrust, environmental, unfair competition or tax laws or any rules or regulations with respect thereto or any state law governing cable or communications carriers, and we express no opinion as to any other laws, statutes, rules or regulations not specifically identified above (including without limitation the laws of any foreign country) or otherwise excluded in this opinion letter; and further provided that, with respect to clauses (a), (b), (c), and (d) above, the opinions expressed herein are based upon a review of those laws, statutes and regulations that, in our experience, are generally recognized as applicable to the transactions contemplated in the Applicable Note Documents. (The laws identified in clauses (a), (b), (c), and (d) above, subject to the exclusions and limitations set forth above and elsewhere in this letter, are referred to herein as "Applicable Law".)

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     (1) Each of the Company, Biomedical, Optometrics, RMD and RMD Corp. are duly incorporated and, based solely on the certificates described in paragraph (h) of Appendix A below, validly existing and in good standing as of the date of the applicable certificates described in paragraph (h) of Appendix A below under the laws of the State of Delaware. EMF is duly incorporated and, based solely on the certificates described in paragraph (h) of Appendix A below, validly existing and in good standing as a corporation as of the date of the applicable certificate described in paragraph (h) of Appendix A below under the laws of the State of New York. Based solely on the certificates described in paragraph (h) of Appendix A below, each Opinion Party named on Schedule I is in good standing as a foreign limited liability company or foreign corporation, as the case may be, under the laws of each state listed opposite the name of such Opinion Party on Schedule I hereto.

     (2) All of the outstanding capital stock of each of Biomedical, Optometrics, RMD, RMD Corp. and EMF has been duly authorized and validly issued, is fully paid and nonassessable, and is owned beneficially and of record by the Company as indicated in Exhibit 3.01 to the Note Purchase Agreement, free and clear of any liens, rights, encumbrance or restriction of any nature, including without limitation, any liens, rights, encumbrances or restrictions on transfer except as is set forth in Exhibit 3.01 to the Note Purchase Agreement.

     (3) Each Opinion Party has the corporate power to execute, deliver and perform the Applicable Note Documents to which it is a party. The execution, delivery and performance by each Opinion Party of the Applicable Note Documents to which it is a party have been duly authorized by all necessary corporate action of such Opinion Party, as applicable.

     (4) Each of the Applicable Note Documents to which any Opinion Party is a party has been duly executed, authorized and delivered on behalf of such Opinion Party.

     (5) Each of the Applicable Note Documents to which any Opinion Party is a party constitutes a valid and binding obligation of such Opinion Party, enforceable against such Opinion Party in accordance with its terms.

     (6) Assuming the proceeds of the sale of the Note are used solely for the purposes set forth in the Note Purchase Agreement, neither the execution and delivery by the Opinion Parties of the Applicable Note Documents to which they are parties, nor the consummation by the Opinion Parties of the transactions contemplated thereby: (a) violates the certificate of incorporation or bylaws of such party, (b) violates any provision of Applicable Law, (c) requires the consent or approval of, or any filing or registration with, any federal Governmental Authority, Delaware Governmental Authority, New York Governmental Authority or Massachusetts Governmental Authority other than (i) the filing of the Financing Statement, (ii) consents, approvals or filings which have been obtained, and (iii) any consents, approvals or filings required in connection with the exercise by the Purchaser of certain remedies under the Applicable Note Documents to the extent required pursuant to the terms thereof, or (d) will result in a default or breach under, or result in the creation of a lien or a right of acceleration under, any agreement or instrument filed as an exhibit to, or referenced in such list of exhibits in, the Company's Annual Report on Form 10-K for the year ended September 30, 2011, or to any report filed by the Company with the United States Securities and Exchange Commission thereafter.

     (7) The provisions of the Security Agreement (as defined below) and the Guarantor Security Agreement (as defined below) create in favor of the Purchaser security interests in the right, title and interest of the Opinion Parties in and to the collateral specified therein of the Opinion Parties, solely to the extent that (a) such collateral consists of accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property and other property in which a security interest may be created under
Article 9 of the Massachusetts UCC and identifiable proceeds of the foregoing, (b) Article 9 of the Massachusetts UCC applies to the creation of security interests in such collateral, and (c) creation of such security interests in such collateral is permissible under applicable federal law and applicable state law (to the extent encompassed by the foregoing clauses (a), (b) and (c) the "UCC Collateral"). To the extent that such security interests in the right, title and interest of the Opinion Parties in and to UCC Collateral can be perfected currently under the Delaware UCC or the New York UCC, as applicable, by the filing of a financing statement, the filing of the Financing Statements in the Filing Office is sufficient to perfect such security interests.

     (8) To our knowledge, there is no action, suit or proceeding before any court, governmental agency or arbitrator, pending or overtly threatened in writing against any Opinion Party that calls into question or seeks to enjoin any of the Applicable Note Documents.

     (9) None of the Opinion Parties is an "investment company" within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

     (10) Assuming the accuracy of the representations and warranties of the Purchaser in the Note Purchase Agreement, the offer and sale of the Note by the Company to the Purchaser in accordance with the Note Purchase Agreement are not required to be registered under the Securities Act.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter:

     A. The opinions expressed in paragraph (5) above are subject to the qualification that certain rights, remedies, waivers and other provisions of the Applicable Note Documents may not be enforceable in accordance with their terms, but, subject to the exceptions, qualifications and limitations set forth elsewhere in this opinion letter, such unenforceability would not render the Applicable Note Documents invalid as a whole; provided, however, that we express no opinion regarding the enforceability of the Applicable Note Documents against any Opinion Party in the event of or with respect to any election of remedies, any act or omission by the Purchaser or any agent thereof with respect to collateral, or any other conduct of the Purchaser or its agents, that in each case prejudices the Opinion Parties or constitutes a full or partial release or discharge of any Opinion under Applicable Law.

     B. Our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium, avoidance, arrangement and other laws affecting creditors' rights generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and the discretion of the court before which proceedings thereof may be brought; and (c) generally applicable rules of law that limit or affect the enforceability of provisions that purport to waive or require waiver of (or that otherwise purport to have the effect of waiving) procedural, judicial or substantive rights or defenses.

     C. Our opinions expressed in this letter are subject to the effect of generally applicable rules of law that (a) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless
(i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it was important in the circumstances to the aggrieved party that performance occur in accordance with the terms of the Applicable Note Document(s), (b) where less than all of a contract may be enforceable, limit the enforceability of the balance thereof to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (c) limit the enforceability of provisions stating that rights or remedies are not exclusive, that every right and remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of some particular remedy or remedies does not preclude recourse to one or more others or that failure to exercise or delay in exercise of rights or remedies will not operate as a waiver of any such right or remedy, or (d) limit the enforceability of provisions regarding future negotiations or agreements to agree.

     D. With respect to our opinions set forth in paragraph (1) above with respect to existence and good standing, with your permission, we are relying, solely and without independent investigation of any kind, on our review and examination of certificates received from the Secretary of State of Delaware or the Secretary of State of New York, as applicable, and the officer's certificates and any documents certified to us thereby.

     E.             In rendering the opinion set forth in
paragraph (8) above we have, with your permission, made no search of the dockets of any court or of any filing, recording or other office of any other Governmental Authority.

     F. No opinion is expressed as to (a) the enforceability of any provision in the Applicable Note Documents that purports to grant a power of attorney or appoint a Person as attorney-in-fact for another Person, (b) the enforceability of any provision of the Applicable Note Documents that requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person, (c) the enforceability of any provision of the Applicable Note Documents insofar as it purports to effect a waiver of a right to jury trial or (d) the validity or enforceability of any provision purporting to establish standards of commercial reasonableness.

     G. No opinion is expressed as to the legality, validity, or enforceability of any waiver of the right to receive notice or any provision purporting to define the adequacy of any notice period, any waiver of any legal or equitable defense, any waiver of equity, redemption, stay or appraisal or any other waiver, including, without limitation, any express or implicit waiver of broad or vaguely stated rights, unknown future rights or defenses to obligations or rights granted by law.

     H. No opinion is expressed as to the enforceability of any provision of the Applicable Note Documents (a) imposing penalties, forfeitures, increased interest rates or late payment charges upon delinquency in payment or the occurrence of a default or (b) limiting or otherwise governing damages or entitlement to attorney's fees, trustee's fees and other costs, in each of the foregoing cases, to the extent the same may be held to be unenforceable as a penalty, unreasonable or unconscionable or for any other similar reason as a matter of law or equity.

     I. We express no opinion as to the enforceability of any agreement or instrument or any right granted thereunder which may be subject to public policy considerations or court decisions which may limit rights to obtain indemnification, penalties, consequential damages or liquidated damages.

     We render no opinion on matters except as specifically stated herein. At your request, we hereby consent to reliance hereon by any future assignee of your interest(s) in the Note under the Note Purchase Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 7.05 of the Note Purchase Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, (c) any such reliance by a future assignee is subject to all of the assumptions, qualifications, limitations and other statements contained herein, and must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time, and (d) in no event shall any such assignee have any greater rights with respect hereto than you have.

     No reliance on this opinion letter by any of the foregoing parties will have any effect on the scope, phrasing or originally intended use of this opinion letter.

                              Very truly yours,



                              EDWARDS WILDMAN PALMER LLP

                           APPENDIX A

         Applicable Note Documents and Related Documents

  i.   the Note Purchase Agreement;

ii. the Promissory Note, dated as of the date hereof made by the Company payable to the order of the Purchaser in the original principal amount of $3,000,000.00 (the "Note");
iii. the Security Agreement, dated as of the date hereof between the Company and the Purchaser (the "Security Agreement");
iv. the Guarantor Security Agreements, each dated as of the date hereof between each Guarantor and the Purchaser (collectively, the "Guarantor Security Agreement");
v. the Unconditional Guaranties, each dated as of the date hereof from each Guarantor to the Purchaser (collectively, the "Guaranty"); and
vi. the Subordination Agreement, dated as of the date hereof among the Company, Sovereign Bank, N.A. and the Purchaser;
     (the documents listed in paragraphs (i) - (vi) are collectively referred to as the "Applicable Note Documents").

a) the certificate of incorporation of the Company as certified of recent date by the Secretary of State of the State of Delaware and as certified by an officer of the Company on the date hereof as being complete, accurate and in effect;

b) the certificate of incorporation of Biomedical as certified of recent date by the Secretary of State of the State of Delaware and as certified by an officer of Biomedical on the date hereof as being complete, accurate and in effect;

c) the certificate of incorporation of Optometrics as certified of recent date by the Secretary of State of the State of Delaware and as certified by an officer of Optometrics on the date hereof as being complete, accurate and in effect;
d) the certificate of incorporation of EMF as certified of recent date by the Secretary of State of the State of New York and as certified by an officer of EMF on the date hereof as being complete, accurate and in effect;
e) the certificate of incorporation of RMD as certified of recent date by the Secretary of State of the State of Delaware and as certified by an officer of RMD on the date hereof as being complete, accurate and in effect;
f) the certificate of incorporation of RMD Corp. as certified of recent date by the Secretary of State of the State of Delaware and as certified by an officer of RMD Corp. on the date hereof as being complete, accurate and in effect;

g) the bylaws of each Opinion Party as certified by an officer of such Opinion Party on the date hereof as being complete, accurate and in effect;

h) a certificate of legal existence and good standing of the Company, Biomedical, Optometrics, RMD and RMD Corp issued by the Secretary of State of the State of Delaware, a certificate of legal existence and good standing of EMF issued by the Secretary of State of the State of New York and a certificate of good standing as a foreign corporation of each Opinion Party named on
Schedule I issued by the Secretary of State or comparable office of each state listed on Schedule I;
i) certain resolutions of the Board of Directors of each Opinion Party adopted by unanimous written consent, as certified by an officer of each Opinion Party on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Applicable Note Documents and arrangements in connection therewith;

j)   a copy of the UCC-1 financing statements attached hereto as
     Schedule II, naming each Opinion Party, individually, as debtor and the Purchaser as secured party (the "Financing Statements") to be filed in the UCC records of the Secretary of State of the State of Delaware or the Secretary of State of the State of New York, as applicable (together, the "Filing Office");

k) certificates of an officer of each of the Opinion Parties dated the date hereof, as to the incumbency and signatures of certain officers of the Opinion Parties; and
l) such other documents and certificates of officers of the Opinion Parties as we have deemed appropriate to give the opinions set forth above in this opinion letter (the documents listed in paragraphs (a) - (l) are collectively referred to as the "Related Documents").

                           APPENDIX B

                      OFFICER'S CERTIFICATE

                          July __, 2012

     Reference is hereby made to the Note Purchase Agreement dated as of the date hereof (the "Note Purchase Agreement") between Dynasil Corporation of America, a Delaware corporation (the "Borrower"), and Massachusetts Capital Resource Company (the "Purchaser"). In accordance with Section 2.02(e) of the Note Purchase Agreement, the Borrower has requested Edwards Wildman Palmer LLP ("EWP") to deliver its legal opinion to the Purchaser as to certain matters relating to the Note Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

     I, ________________, hereby certify that I am the duly elected Chief Financial Officer of the Borrower, and that, as such, I am authorized to execute and deliver this certificate on behalf of the Borrower. In such capacity, I hereby certify to EWP (and EWP may rely on this certificate for the purpose of delivering such legal opinion) as follows:

     1.   I am familiar with the business of the Borrower.

     2. Based on inquiry made by me of the management of the Borrower, there is no action, suit or proceeding before any court, governmental agency or arbitrator, pending or overtly threatened in writing against the Borrower that calls into question or seeks to enjoin any of the Applicable Note Documents (as such term is defined in the opinion letter).

     3. The Borrower (i) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting, or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face Amount Certificates of the Installment Type and has no such certificate outstanding, and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the Borrower's total assets (excluding cash items and Government Securities) on an unconsolidated basis.

     4. The Borrower will not apply the proceeds of the sale of the Note in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     5.   The following terms shall have the following meanings:

     "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company;

     "Face Amount Certificate of the Installment Type" means any certificate, investment contract, or other security which represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount;

     "Government Securities" means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing;

     "Investment Securities" means all Securities except (A) Government Securities, (B) Securities issued by employees' securities companies, (C) Securities issued by Majority-Owned Subsidiaries of the Borrower which are not engaged and do not propose to be engaged in activities within the scope of clause
(i), (ii), or (iii) of paragraph 3 of this Certificate and (D) shares of a registered investment company that holds itself out as a money market fund and seeks to maintain a stable net asset value of $1.00 per share;

     "Majority-Owned Subsidiary" of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a company, which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person. Notwithstanding the foregoing, a company shall not be considered a Majority-Owned Subsidiary of a person if Control of such company rests with someone other than such person;

     "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

     "Value" means (i) with respect to securities owned by the Borrower as of April 30, 2012, for which market quotations are readily available, the market value as of April 30, 2012; (ii) with respect to other securities and assets owned by the Borrower as of April 30, 2012, the fair value as of April 30, 2012, as determined in accordance with principles approved in good faith by the Board of Managers of the Borrower; and (iii) with respect to securities and other assets acquired by the Borrower after April 30, 2012, the cost thereof.

     "Voting Security" means any security presently entitling the owner or holder thereof to vote for the election of directors of a company.

     IN WITNESS WHEREOF, I have executed this Officer's
Certificate as of the date first set forth above.


                         DYNASIL CORPORATION OF AMERICA


                              By:


                           SCHEDULE I

                     Foreign Qualifications

             Party                        Jurisdictions

    Optometrics Corporation               Massachusetts

 Radiation Monitoring Devices,            Massachusetts
             Inc.

     RMD Instruments Corp.                Massachusetts





                           SCHEDULE II

                      Financing Statements










     .

                                                     Exhibit 3.01

                 DYNASIL CORPORATION OF AMERICA

                      List of Subsidiaries

     As of the date of the Agreement to which this Exhibit is attached, the Company had the following Subsidiaries (as defined in Section 6.01 of the Agreement):

                               Jurisdiction of
Name of Subsidiary          Incorporation/Organi  Ownership
                                   zation

Dynasil International, Inc. New Jersey            100% by
(Inactive)                                        Company

Hibshman Corporation        California            100% by
(Inactive)                                        Company

Optometrics Corporation (*) Delaware              100% by
                                                  Company

Evaporated Metal Films      New York              100% by
Corp. (*)                                         Company

Radiation Monitoring        Delaware              100% by
Devices, Inc. (*)                                 Company

RMD Instruments Corp. (*)   Delaware              100% by
                                                  Company

Hilger Crystals, Ltd.       United Kingdom        100% by
                                                  Company

Dynasil Biomedical Corp.    Delaware              100% by
(*)                                               Company


(*) To execute and deliver at the Closing an Unconditional
Guaranty and a Guarantor Security Agreement

                                                     Exhibit 3.05

                 DYNASIL CORPORATION OF AMERICA

                    Schedule of Indebtedness

     As of the date of the Agreement to which this Exhibit is attached, the Company and its Subsidiaries had the following
Indebtedness (as defined in Section 6.01 of the Agreement) outstanding:

Sovereign Bank
 1. Loan and Security Agreement, dated as of July 7, 2010, and as amended from time to time, between Sovereign Bank, N.A. and Dynasil Corporation of America.

 2. Term Note, dated as of July 7, 2010 from Dynasil Corporation of America payable to Sovereign Bank, N.A.

   Current balance:  $6,428,571.59

 3. Revolving Credit Note, dated July 7, 2010, in the principal amount of $3,000,000 from Dynasil Corporation of America, payable to Sovereign Bank, N.A.

   Current balance:  $-0-

  4.   Permitted Acquisition Term Note, dated July 19, 2010, from
     Dynasil Corporation of America, payable to Sovereign Bank, N.A.

   Current balance:  $2,857,142.80

Ithaca Urban Renewal Agency, Ithaca, NY
   Note payable for Lease of land in Ithaca, New York for 99
   years with the options to purchase said land for $26,640 after May 2008.

   Current balance:  $9,587.78

Entine Trusts
   Promissory Note, dated May 29, 2012 from Dynasil Corporation of America to Gerald Entine 1988 Family Trust.

   Promissory Note, dated May 29, 2012 from Dynasil Corporation of America to Oliver Andrew Entine Trust.

   Promissory Note, dated May 29, 2012 from Dynasil Corporation of America to Victoria Beth Entine Trust.

   Current aggregate balance:  $1,857,546
US Bank Equipment Finance - Evaporated Metal Films Corp. has an equipment finance arrangement with US Bank Equipment Finance.

US Bancorp - Optometrics Corporation has an equipment finance arrangement with US Bancorp.

                                                     Exhibit 3.07

                 DYNASIL CORPORATION OF AMERICA

              Schedule of Mortgages, Pledges, Etc.

     As of the date of the Agreement to which this Exhibit is attached, the Company and its Subsidiaries had the following outstanding mortgages, pledges, charges, liens, security interest and other encumbrances:

Sovereign Bank N.A.

Loan and Security Agreement, dated as of July 7, 2010 and as amended from time to time, between Sovereign Bank and Dynasil
Corporation of America.

Leasehold Mortgage, Security Agreement and Fixture Filing, dated as of July 7, 2010 between Evaporated Metal Films Corp. and
Sovereign Bank.

Assignment of Rents and Leases, dated as of July 7, 2010 from Evaporated Metal Films Corp. to Sovereign Bank.

Guarantor Security Agreement, dated July 7, 2010, from Evaporated
Metal Films Corp. to Sovereign Bank.

Guarantor Security Agreement, dated July 7, 2010, from
Optometrics Corporation to Sovereign Bank.

Guarantor Security Agreement, dated July 7, 2010, from Radiation
Monitoring Devices, Inc. to Sovereign Bank.

Guarantor Security Agreement, dated July 7, 2010, from RMD
Instruments Corp. to Sovereign Bank.

Guarantor Security Agreement, dated May 19, 2011, from Dynasil
Biomedical Corp. to Sovereign Bank.

Collateral Assignment of Agreements Affecting Real Estate, dated
July 7, 2010 from Evaporated Metal Films Corp. to Sovereign Bank.

Ithaca Urban Renewal Agency, Ithaca, NY

Note payable for Lease of land in Ithaca, New York for 99 years with the options to purchase said land for $26,640 after May
2008.



Entine Trusts

Pledge Agreement, dated as of May 29, 2012 between Dynasil
Corporation of America and Gerald Entine 1988 Family Trust.

Pledge Agreement, dated as of May 29, 2012 between Dynasil
Corporation of America and Victoria Beth Entine Trust.

Pledge Agreement, dated as of May 29, 2012 between Dynasil
Corporation of America and Oliver Andrew Entine Trust.

Other Security Interests

US Bank Equipment Finance - Evaporated Metal Films Corp. has an equipment finance arrangement with US Bank Equipment Finance.

US Bancorp - Optometrics Corporation has an equipment finance arrangement with US Bancorp.

                                                     Exhibit 3.10

                 DYNASIL CORPORATION OF AMERICA

                     Schedule of ERISA Plans

     As of the date of the Agreement to which this Exhibit is attached, the Company and its Subsidiaries had the following
ERISA Plans

  1.   Evaporated Metal Films Corporation Defined Benefit Plan

                                                     Exhibit 3.11

                 DYNASIL CORPORATION OF AMERICA

            Schedule of Transactions with Affiliates

     As of the date of the Agreement to which this Exhibit is attached, the Company and its Subsidiaries had the following outstanding transactions with Affiliates:

  1. A lease agreement with Optometrics Holdings, LLC in which Laura Lunardo, Optometrics' COO has a 50% interest.

2. A lease agreement with Charles River Realty, dba Bachrach, Inc., which is owned by Gerald Entine and family, the Company's largest shareholder, former director, and former President of RMD.
3. A separation agreement pursuant to which Gerald Entine's employment with the Company terminated effective November 30, 2011. In exchange for severance pay equal to Dr. Entine's current annual base salary of $325,000 and the continuation of health and dental benefits for one year, Dr. Entine agreed to certain non-compete and non-solicitation covenants expiring on December 31, 2012 and a standstill agreement expiring on September 30, 2012.
4. A separation agreement pursuant to which Steven Ruggieri's employment with the Company as President and Chief Executive Officer terminated effective July 6, 2012. In exchange for severance pay equal to three months of Mr. Ruggieri's current base salary of $275,000 per annum, the continuation of health and dental benefits for three months, and the potential of an annual bonus at a maximum value of 77% of $75,000, if annual bonuses are awarded to the C-level Staff for the year ending September 30, 2012, Mr. Ruggieri agreed to make himself reasonably available to the Company to answer questions during the Severance Period.
5. Peter Sulick, a director and holder of a 5% interest in the Company is currently serving as the Interim Chief Executive Officer of the Company.
6. Promissory Note, dated May 29, 2012 from Dynasil Corporation of America to Gerald Entine 1988 Family Trust.
7. Promissory Note, dated May 29, 2012 from Dynasil Corporation of America to Oliver Andrew Entine Trust.
8. Promissory Note, dated May 29, 2012 from Dynasil Corporation of America to Victoria Beth Entine Trust.

                                                     Exhibit 3.15

                           CERTIFICATE

     I, Richard A. Johnson, Chief Financial Officer of Dynasil Corporation of America (the "Company"), a Delaware corporation, certify that I am fully familiar with the financial and business affairs of the Company and the terms and conditions of a certain Note Purchase Agreement, dated as of July 31, 2012, (the "Purchase Agreement") pursuant to which the Company proposes to sell to the Massachusetts Capital Resource Company ("MCRC") $3,000,000 in principal amount of its Notes due July 31, 2017 (the "Notes"). I understand that the commitment of MCRC to purchase the Notes is in part dependent on MCRC's ability to determine that such purchase will constitute a "qualified investment" within the meaning of that term in Section 16 of Chapter 816 of the Acts and Resolves of 1977 of the Commonwealth of Massachusetts and that the full proceeds of the Notes will be utilized for purposes which will materially increase or assist in maintaining equal opportunity employment in Massachusetts. In order to assist MCRC in making the foregoing determination, I hereby certify that I have been authorized to deliver this certificate on behalf of the Company and that the statements, information and related data set forth below which are not based on estimates and projections made with respect to future events are true and correct as of the date hereof and all such statements, information and related data as are based on estimates and projections of future events, have been carefully considered and prepared on behalf of the Company and represent the reasonable expectations and belief of the Company as of the date hereof:

     1. Business of Company. The business of the Company consists primarily of government contract research and the development, manufacture and sale of detection, sensing and analysis technology, precision instruments and optical components for the homeland security, medical and industrial markets. The Company is not primarily engaged in the development of real estate, the business of a financial intermediary, construction contractor, public utility (including refuse and waste facilities) or the retailing of goods and the Company does not directly or indirectly own or control ten percent (10%) or more of the voting securities or otherwise direct the management or policies of any person engaged in such businesses. The principal facilities of the Company are located in Massachusetts.

     2.  Affiliates.  To the best of my knowledge, there is:

                  (i) no person directly or indirectly owning, holding or otherwise having power to vote ten per cent (10%) or more of the outstanding voting securities of the Company;

                 (ii)  no person ten per cent (10%) or more of
     whose voting securities are directly or indirectly owned, held or otherwise subject to power to vote, by the Company;

                (iii)  no person directly or indirectly
     possessing the power to direct or cause the direction of the management and policies of the Company pursuant to the terms of a contract or contracts entered into for that purpose; or

                 (iv) any officer, director, partner, co-partner or employee of such person who is (A) primarily engaged in the development of real estate or the business of a financial intermediary, construction contractor or public utility (including refuse or waste facilities) or (B) whose senior debt is either rated Baa or above by Moody's Investors Services, Inc. or would have the same characteristics as debt so rated.

     3. Use of Proceeds. The proceeds of the sale of the Notes to MCRC will be used solely for the purposes set forth in Section
1.02(b) of the Purchase Agreement.

     4. Alternative Financing. The Company has carefully considered alternative sources of obtaining funds to meet its current financing needs and it has attempted to obtain financing on substantially similar terms to that provided by MCRC. Based on the foregoing, I hereby certify that the Company has attempted but was unable to obtain elsewhere financing on substantially similar terms to that provided or agreed to be provided, subject to certain conditions, by MCRC.

     5. Massachusetts Employment. As of the date of this Certificate, the Company employs a total of 178 employees who are located in Massachusetts. The Company forecasts a total employment by the Company at July 31, 2017 of approximately 206 persons in Massachusetts, an increase over its current employment in Massachusetts of 28 persons. This estimated increase will be principally due to activities relating to the growth of the market or the increased market share for the Company's products. Based on the foregoing, it is estimated that MCRC's investment pursuant to the Purchase Agreement will permit the creation of a minimum of 10 new jobs in Massachusetts by July 31, 2017.

     6. Equal Employment Opportunity. The Company has reviewed its employment practices and policies and those of its Subsidiaries and, to its knowledge, the Company and each such Subsidiary is in full compliance with all applicable laws, rules, regulations and administrative orders of the United States and of the Commonwealth of Massachusetts relating to equal employment opportunity, and the provisions relating to equal employment opportunity of any government contracts, subcontracts or grants entered into or received by the Company or any Subsidiary. To the Company's knowledge, it and each Subsidiary has filed all forms, reports and affirmative action plans required to be filed and has kept all records required to be kept pursuant to the aforementioned laws, rules, regulations, and terms of such government grants, contracts or subcontracts. Neither the Company nor any Subsidiary has been subject to any adverse final determination or order, with respect to any charge of employment discrimination made against it, by the United States Equal Employment Opportunities Commission, the Massachusetts Commission Against Discrimination or any other governmental unit (including, without limitation, any such unit with or through which it has entered into or received a government contract, subcontract or grant).

     7. Conclusion. Based upon the facts and circumstances set forth above, the Company has determined and hereby further certifies that:

               (a) the Company has attempted but was unable to obtain elsewhere financing on substantially similar terms to the financing being provided by MCRC, and

               (b) the full proceeds of the MCRC investment will be utilized for purposes which will materially increase or maintain equal opportunity employment in the Commonwealth of Massachusetts.

                         DYNASIL CORPORATION OF AMERICA


                         By______________________________________
                              Richard A. Johnson, Chief Financial
                              Officer

Dated:  July 31, 2012

































               Signature Page to 3.15 Certificate